Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. SUCH EXCLUSIONS HAVE BEEN MARKED WITH A [****].

PRIVATE LABEL AND CO-BRAND CREDIT CARD PROGRAM AGREEMENT

BETWEEN

COMENITY BANK

AND

VICTORIA’S SECRET STORES, LLC

AND

L BRANDS DIRECT FULFILLMENT, LLC

AND

VSPR STORE OPERATIONS LLC

AND

LONE MOUNTAIN FACTORING, LLC

AND

FAR WEST FACTORING, LLC

DATED AS OF MARCH 28, 2022

TABLE OF CONTENTS

SECTION 1 DEFINITIONS
1.1	Certain Definitions
1.2	Other Definitions

SECTION 2 THE PLAN
2.1	Establishment and Operation Of The Plan
2.2	Economics
2.3	Applications for Credit Under the Plan; Billing Statements
2.4	Plan Documents
2.5	Marketing
2.6	Administration of Accounts
2.7	Credit Decision
2.8	Ownership of and Rights in Information
2.9	Debt Cancellation Programs and Enhancement Marketing Services
2.10	Ownership of VS Name
2.11	Cardholder Loyalty Program
2.12	Relationship Management, Resources and Reporting
2.13	Plan Competitiveness
2.14	Engagement Committees
2.15	Material Adverse Change; Remediation

SECTION 3 OPERATION OF THE PLAN
3.1	Honoring Credit Cards
3.2	Operating Procedures; Amendment
3.3	Cardholder Disputes Regarding Goods and/or Services
3.4	No Special Agreements
3.5	Cardholder Disputes Regarding Violations of Law or Regulation
3.6	Payment to VS; Ownership of Accounts; Fees; Accounting
3.7	Insertion of VS’s Promotional Materials
3.8	Payments by Cardholders
3.9	Chargebacks
3.10	Assignment of Title in Charged Back Purchases
3.11	Promotion of Program and Card Plan; Non-Competition
3.12	Enhanced Customer Service

SECTION 4 REPRESENTATIONS AND WARRANTIES OF VS
4.1	Organization, Power and Qualification
4.2	Authorization, Validity and Non-Contravention
4.3	Accuracy of Information
4.4	Validity of Charge Slips
4.5	Compliance with Law
4.6	VS’s Name, Trademarks and Service Marks
4.7	Intellectual Property Rights

SECTION 5 COVENANTS OF VS
5.1	Notices of Changes
5.2	Financial Statements
5.3	Inspection
5.4	VS's Business
5.5	Insurance

(i)

SECTION 6 REPRESENTATIONS AND WARRANTIES OF BANK
6.1	Organization, Power and Qualification
6.2	Authorization, Validity and Non-Contravention
6.3	Accuracy of Information
6.4	Compliance with Law
6.5	Intellectual Property Rights

SECTION 7 COVENANTS OF BANK
7.1	Notices of Changes
7.2	Financial Statement
7.3	Inspection
7.4	Bank’s Business
7.5	Insurance

SECTION 8 INDEMNIFICATION; CLAIMS AND ACTIONS
8.1	Indemnification by VS
8.2	Indemnification by Bank
8.3	Third Party Claims
8.4	Dispute Resolution and Actions
8.5	Limitation on Actions
8.6	Reimbursement for Losses
8.7	Survival

SECTION 9 TERM AND TERMINATION
9.1	Term
9.2	Termination with Cause by Bank; Bank Termination Events
9.3	Termination with Cause by VS; VS Termination Events
9.4	Termination of Particular State
9.5	Purchase of Accounts
9.6	Remedies for Failure to Meet Service Standards
9.7	Cardholder Satisfaction Survey
9.8	Term Extension
9.9	Effects of Termination
9.10	Termination Assistance

SECTION 10 MISCELLANEOUS
10.1	Entire Agreement
10.2	Coordination of Public Statements
10.3	Amendment
10.4	Successors and Assigns
10.5	Waiver
10.6	Severability
10.7	Notices
10.8	Captions and Cross-References
10.9	Governing Law
10.10	Counterparts
10.11	Force Majeure
10.12	Background Checks
10.13	Survival

(ii)

10.14	Mutual Drafting
10.15	Independent Contractor
10.16	No Third Party Beneficiaries
10.17	Confidentiality
10.18	Taxes
10.19	Non-Interference with Employees

Schedules
1.1	Program Economics
1.2	Service Standards
2.1(d)	Premium Private Label Chip Card
2.4	Plan Document Funding and Production Responsibilities
2.4(c)	Design Specifications
2.5(b)	Marketing Funds
2.6	Bank and VS Obligations for Promotion and Plan Administration
2.7	Credit Decision
2.8	Masterfile Data Files
2.12(b)	Reports and Data Feed
2.14	Engagement Committees
3.6(d)	Cardholder Terms
3.11	Non-Competition
9.3	VS Termination Events
9.5	RFP Plan Metrics
9.10	Termination Assistance Services
10.18(b)	Recoverable Sales Tax Information

(iii)

PRIVATE LABEL AND CO-BRAND CREDIT CARD PROGRAM AGREEMENT

THIS PRIVATE LABEL AND CO-BRAND CREDIT CARD PROGRAM AGREEMENT (this “Agreement”) is made as of this 28th day of March, 2022 (the “Execution Date”) by and between Victoria’s Secret Stores, LLC, a Delaware limited liability company, with its principal office at Four Limited Parkway, Reynoldsburg, OH 43068, (hereinafter referred to as “Victoria’s Secret”), Lone Mountain Factoring, LLC, a Nevada limited liability company, with its principal office at 4441 South Polaris Avenue, Las Vegas, Nevada 89103 (hereinafter referred to as “Lone Mountain”), L Brands Direct Fulfillment, LLC a Delaware corporation, with a principal office at Five Limited Parkway, Reynoldsburg, OH 43068, (collectively hereinafter referred to as “Direct”) and Far West Factoring, LLC a Nevada limited liability company, with its principal office at 4441 South Polaris Avenue, Las Vegas, Nevada 89103, (hereinafter referred to as “Far West”), and VSPR Store Operations LLC, a Puerto Rico limited liability company, with Its principal office at. 361 San Francisco Street, San Juan, Puerto Rico 00901-1783 (hereinafter referred to as "Puerto Rico")  (Victoria’s Secret, Lone Mountain, Direct, Far West and Puerto Rico collectively hereinafter referred to as “VS”) and COMENITY BANK, a Delaware state bank, with its principal office at One Righter Parkway, Suite 100, Wilmington, DE  19803, (hereinafter referred to as “Bank”).

WITNESSETH:

WHEREAS, VS and Bank entered into that certain Private Label Credit Card Program Agreement dated June 29, 2018, as amended (the “Prior Agreement”); and

WHEREAS, VS and Bank now wish to enter into this Agreement setting forth certain agreements with respect to the provision of both VS’s private label and co-brand credit card programs, the terms of which, subject to Section 9.1, shall supersede and replace the Prior Agreement as of the Effective Date;

NOW THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, Bank and VS agree as follows.

SECTION 1.  DEFINITIONS

1.1     Certain Definitions.  As used herein and unless otherwise required by the context, the following terms shall have the following respective meanings.

“Account” shall mean Co-Brand Accounts and Private Label Accounts, including without limitation, each of the Existing Accounts.

“Accounts Receivable Balance” shall mean at the time of reference, any and all amounts owing to Bank on the aggregate of all Accounts, including, without limitation, principal balances from Purchases, BBW Purchases, fees related to Protection Programs and Enhancement Marketing Services, accrued finance charges (whether or not posted or billed to an Account), late fees, and all other fees and charges assessed by Bank on the Accounts, less any payments and credits received by Bank with respect to the Accounts. This definition specifically excludes any amounts which have been written-off by Bank with respect to such Accounts.

“Accountholder” shall mean any natural person to whom an Account has been issued by Bank.

“Affiliate” shall mean with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. In addition, any entity (and its successors by way of change of organizational form) through which VS is pursuing a business venture will be deemed an Affiliate of VS so long as VS possesses the power to elect not less than 25% of the whole number of the board of directors of such entity or own not less than 25% of the assets or equity of such entity.

“Agreement” shall mean this Private Label and Co-Brand Credit Card Program Agreement and any future amendments or supplements thereto.

“Applicable Law” shall mean any applicable federal, state or local law, rule, regulation, or guidance, including but not limited to Consumer Laws.

“Applicant” shall mean an individual who is a Customer who applies for an Account under the Plan.

“Authorized User” shall mean an individual authorized by the primary Cardholder(s) to use an Account and as established in accordance with the Operating Procedures.

“Bank Customer Information” shall mean Customer Information, to the extent that Bank obtains Customer Information by virtue of this Agreement directly from a person who transacts with Bank for Bank’s goods and/or services or has requested to receive marketing materials related to such goods or services. Bank Customer Information includes all information obtained through a Bank card application, including but not limited to Consumer Personal Information such as name, address, e-mail address, telephone number, and Social Security Number, as well as all Account information such as performance data, transactional data, Credit Card numbers, and credit information.  For the avoidance of doubt, Consumer Personal Information relating to Cardholders that Bank obtains by virtue of this Agreement shall constitute Bank Customer Information.

“Bank Matters” shall have the meaning set forth in Section 2.14(b).

“Batch Prescreen Application” shall mean a process where Bank’s offer of credit is made in accordance with Applicable Law to certain Customers prequalified by Bank, in a batch mode.

“BBW” shall mean Bath and Body Works, LLC and Bath & Body Works Direct, Inc., former Affiliates of VS.

“BBW Credit Sales” shall mean BBW Purchases less shipping and handling and less credits or refunds for BBW Goods, all as shown in the transaction records received by the Bank from BBW each Business Day (as corrected by Bank in the event of any computational error), and calculated each Business Day.

“BBW Goods” shall mean those goods and/or services sold by BBW to the general public and are intended for individual, personal, family or household use.

“BBW Purchase” shall mean a purchase of BBW Goods, including without limitation, all applicable taxes and shipping and handling costs, with a Credit Card Account as provided for under Section 3.1 of this Agreement.

“BBW Post-Separation Period” means the period until the earlier of (i) August 3, 2023 and (ii) the date on which BBW discontinues honoring Credit Cards as provided for under Section 3.1 of this Agreement.

“Benchmarking” shall have the meaning set forth in Section 3.6(d)(ii).

“Business Day” shall mean any day, except Saturday, Sunday, federal holidays or a day on which banks in Delaware are required to be closed.

“Card Network” shall mean a nationwide payment clearing network such as MasterCard International, Inc., Visa U.S.A. Inc., American Express, or Discover, in which the Accounts participate.

“Cardholder” shall mean any natural person to whom an Account has been issued by Bank and/or any Authorized User of the Account.

“Charge Slip” shall mean a sales receipt, register receipt tape, invoice or other documentation, whether in hard copy or electronic form, in each case evidencing a Purchase that is to be charged to a Cardholder's Account.

"Co-Brand Account" shall mean an individual, general purpose open-end revolving line of credit which is (i) established by Bank for a Customer pursuant to the terms of a Credit Card Agreement and in accordance with the applicable Card Network rules and regulations, (ii) marketed with a VS Mark and the trade names and/or logos of a Card Network, and (iii) used for financing Company Purchases, General Purchases, cash advances and balance transfer transactions.

“Co-Brand Credit Card” shall mean the credit card issued by Bank to Cardholders, which is a Co-Brand Account credit card bearing the trademark or logo of the applicable Card Network (designated by VS), corresponding to a related Account for the purpose of making Company Purchases and General Purchases pursuant to this Agreement.

“Co-Brand Full Launch” shall mean the date on which all Sales Channels are fully operating (front-end and back-end Co-Brand requirements in-store and digital, and deployment of signage and training in all Stores) with regard to the Co-Brand Plan.

"Co-Brand Net Sales" shall mean General Purchases less credits or refunds, calculated each Business Day.

“Co-Brand Plan” shall mean the Co-Brand Account program established and administered by Bank in the United States and Puerto Rico for Customers of VS by virtue of this Agreement.

“Co-Brand Portfolio” shall mean Co-Brand Accounts and all Accounts Receivable related thereto.

“Co-Funded Marketing Fund” shall have the meaning set forth in Schedule 2.5(b).

“Common Information” shall have the meaning set forth in Section 2.8(f).

“Company Net Sales” means Company Purchases, less credits or refunds, as shown in the Transaction Records received by the Bank each Business Day (as corrected by Bank in the event of any computational error), and calculated each Business Day.

“Company Purchase” shall mean a purchase (inclusive of applicable taxes and shipping costs) of Goods and/or Services with a specific extension of credit by Bank to a Cardholder using a Co-Brand Account as provided for under this Agreement.  A Company Purchase does not include a General Purchase or Private Label Purchase and vice-versa.  For clarity, a Company Purchase does not include any purchases of goods and/or services made under any Merchant Identification Number that does not identify VS as the merchant of record, even if such good and/or service is sold through a VS Sales Channel.

“Consumer Laws” shall mean, collectively, as applicable, (i) any federal, state or local laws, rules, regulations or guidance applicable to the extension of credit to consumers, the collection of amounts from consumers or consumer protection generally (including, without limitation, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act of 2003 and the Telephone Consumer Protection Act), (ii) the federal Gramm-Leach-Bliley Act and any laws, rules, regulations or guidance relating to data security breaches, breach notifications or consumer privacy, data security or marketing communications, that apply to Bank and/or VS by virtue of this Agreement, (iii) federal and state bankruptcy and debtor relief laws, and (iv) state information security breach notification laws (such as Cal. Civ. Code §§ 1798.29, 1798.82 - 1798.84).

“Consumer Personal Information” shall mean with respect to Applicants, Cardholders and Customers, any (1) non-public personal information or (2) any other information relating to an identified or identifiable individual, that may be: (i) obtained or processed at any time by either party in anticipation of, in connection with or incidental to the performance of this Agreement, or (ii) derived by either party from the information described in (i) above.

“Credit Card” shall mean, as the context requires, either a Co-Brand Credit Card or a Private Label Credit Card or both a Co-Brand Credit Card and a Private Label Credit Card.

“Credit Card Agreement” shall mean the open-end revolving credit agreement between a Cardholder and Bank governing the Account and Cardholder's use of the Credit Card, together with any modifications or amendments which may be made to such agreement as permitted in this Agreement.

“Credit Sales Day” shall mean any day, whether or not a Business Day, on which Goods and/or Services are sold.

“Credit Slip” shall mean a sales credit receipt or other documentation, whether in hard copy or electronic form, evidencing a return or exchange of Goods or a credit on an Account as an adjustment by VS for goodwill or for Services rendered or not rendered by VS to a Cardholder.

“Customer” shall mean any individual consumer who is a customer or potential customer of VS who (i) becomes subject, in any way, to the services performed under this Agreement, (ii) whose information, in any way, is collected, used, or disclosed to provide services under this Agreement, and/or (iii) who otherwise visits or interacts with any Platform(s) covered by this Agreement.

“Customer Information” shall mean any information (irrespective of media or format) about Customers or their computers or devices that either party obtains, derives, or accesses by virtue of this Agreement, whether such information is in individual or aggregate form.  Customer Information includes, without limitation names, user profiles, consumer-interest segments, addresses, telephone numbers, email addresses, geo-location information (including, without limitation, information derived from IP addresses, GPS, cell-tower triangulation, or cell-tower ID), demographic information, anonymous or pseudonymous identifiers (such as cookies and UIDs), or any other information that, either alone or in combination with other data, identifies, or could be used to identify, a particular device, individual, or individual’s propensities, interests or characteristics, or that relates to a person, whether that person is identified to such party or not.  For avoidance of doubt, Consumer Personal Information relating to Customers shall constitute a type of Customer Information.

“Daily Settlement” shall have the meaning set forth in Section 3.6(a).

“Direct” shall have the meaning set forth in the first paragraph.

“Effective Date” shall mean the date on which Bank begins to process applications for Co-Brand Accounts.

“Electronic Customer Service” shall mean a web-based service provided by Bank where (i) Customers can electronically apply for an Account; (ii) Cardholders can manage their Accounts electronically; and (iii) Cardholders can remit their Account payment to Bank electronically.

“Execution Date” shall have the meaning set forth in the first paragraph.

“Existing Accounts” shall mean all of the Accounts in existence as of the Effective Date opened under and/or subject to the Plan provided by Bank pursuant to the Prior Agreement.

“Fiscal Year” shall mean the fiscal year set forth in the calendar published by the National Retail Federation setting forth the fiscal year for retailers on a 52/53 week fiscal year ending on the Saturday closest to January 31.

"Force Majeure Event" shall mean fire, flood, elements of nature, acts of God, acts of war, terrorism, civil unrest, epidemics, pandemics, nuclear disasters, government action (including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement) or any other similar event beyond the reasonable control of a party to this Agreement.

“Forms” shall have the meaning set forth in Section 2.4.

“General Purchase” shall mean a purchase of goods and/or services (other than Goods and/or Services), including without limitation all applicable taxes and shipping costs, with a specific extension of credit by Bank to a Cardholder using a Co-Brand Account as provided for under this Agreement.  A General Purchase is not included within the definition of a Company Purchase or Private Label Purchase and vice-versa.

“Goods and/or Services” shall mean those goods and/or services sold at retail by VS through its Sales Channels to the general public and are intended for individual, personal, family or household use.

“Initial Term” shall have the meaning set forth in Section 9.1.

“Instant Credit Application” shall mean an Account application procedure designed to open Accounts whereby the application information is communicated to Bank either (i) verbally at Point of Sale; or (ii) systemically during the order entry process.

“Loyalty Program” shall have the meaning set forth in Section 2.11.

“Mark” shall mean a trademark or service mark owned by or licensed to VS and designated by VS to Bank for use in connection with the Plan.

“Merchant Identification Number” shall mean a unique number assigned to a merchant account to identify it during the course of processing credit activities.

“Name Rights” shall have the meaning set forth in Section 2.10.

“Net Proceeds” shall mean Private Label Purchases and Co-Brand Purchases:  (i) less credits to Accounts for the return or exchange of Goods or a credit on an Account as an adjustment by VS for goodwill or for Services rendered or not rendered by VS to a Cardholder, all as shown in the Transaction Records (as corrected by Bank in the event of any computational error), calculated each Business Day; (ii) less payments from Cardholders received by VS from Cardholders on Bank’s behalf; (iii) for Company Purchases, less processing fees and/or administrative fees assessed by the applicable Card Network or other third party against Bank in relation to such Company Purchase; (iii) plus the Royalty Payments.

“Net Sales” shall mean Private Label Net Sales, Company Net Sales and Co-Brand Net Sales, calculated each Business Day.

“Nominated Purchaser” shall mean the potential third party purchaser(s) of Accounts or VS Affiliate nominated by VS.

“On-Line Prescreen” shall mean a process where a pre-screened offer of credit is made to credit-worthy Customers meeting Bank’s credit criteria in a real-time pre-approved process according to Bank’s Operating Procedures.  The process utilizes traditional order entry data elements to build Customer records.  The Customer records are pre-screened by a credit bureau using Bank’s established criteria to determine if an offer of credit is appropriate.  Customer records passing the Bank’s pre-screening credit criteria are returned to the point of order entry where the pre-approved offer to open an Account is made.  Records not passing the credit criteria are not returned and no offer is made.

“Operating Procedures” shall mean Bank's procedures, as of the Effective Date and as further amended from time to time in accordance with Section 3.2(b), for (1) processing applications; (2) processing Transaction Records; and (3) processing Cardholder disputes and chargebacks or additional or different procedures which satisfy the requirements of Section 3.2, to be followed by VS in connection with the Plan.

“Participating Affiliates” shall mean Victoria’s Secret, Direct and Puerto Rico.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” shall mean the Private Label Plan and Co-Brand Plan.

“Plan Promotion Purposes” shall mean marketing efforts to promote the Plan and use of the Credit Cards for Purchases and to acquire new Cardholders, as determined by VS in its reasonable discretion.

“Plan Year” shall mean each one year period beginning on the first day of the VS fiscal calendar.  Notwithstanding the foregoing, the first Plan Year shall begin on the Effective Date and end on the last day of VS’s fiscal calendar for the year in which the Effective Date occurs.

“Platform” shall mean a server, website, application and/or other online or digital services, as applicable to the services performed under this Agreement, including without limitation any software or other technology developed by or for either Bank or its Affiliates, on the one hand, or VS or its Affiliates, to facilitate the Program or Relevant Websites.

“Point of Sale (or POS)” shall mean the physical or electronic location at which transactions (sales, credits, and returns) take place.  This includes but is not limited to a cash register, point of order entry, or website (as applicable).

“Premium Private Label Chip Card” shall have the meaning set forth in Schedule 2.1(d).

"Private Label Account" shall mean an individual, open-end revolving line of credit account that may be accessed through a Credit Card established by Bank for a Customer pursuant to the terms of a Credit Card Agreement, marketed with VS’s Mark, and for which the Credit Cards are accepted only at VS Sales Channels pursuant to this Agreement.

“Private Label Credit Card” shall mean the credit card issued by Bank to Cardholders corresponding to a related Private Label Account for the purpose of purchasing Goods or Services pursuant to this Agreement.

“Private Label Plan” shall mean the Private Label Account program established and administered by Bank in the United States and Puerto Rico for Customers of VS by virtue of this Agreement.

“Private Label Net Sales” shall mean Private Label Purchases less credits or refunds for Goods and/or Services, all as shown in the Transaction Records received by the Bank each Business Day (as corrected by Bank in the event of any computational error), and calculated each Business Day.

“Private Label Portfolio” shall mean Private Label Accounts and all Accounts Receivable related thereto.

“Private Label Purchase” shall mean a purchase (inclusive of applicable taxes and shipping costs) of Goods and/or Services with a specific extension of credit by Bank to a Cardholder using a Private Label Account as provided for under this Agreement.  Bank reserves the right to deny (or reverse) an extension of credit for particular transactions in order to comply with Applicable Law, which might include but not be limited to prohibitions against transactions related to gambling.  A Private Label Purchase is not a Company Purchase or a General Purchase and vice-versa.

“Processing” shall mean performing any operation(s) (whether automated, manual or some combination thereof) to or concerning Consumer Personal Information, including, without limitation, accessing, collecting, organizing, storing, using, disclosing, manipulating, adapting, analyzing and deriving information from such Consumer Personal Information.

“Program Economics” shall mean, taken as a whole, all of the economics set forth in Schedule 1.1, whether paid by Bank or VS.

“Puerto Rico” shall have the meaning set forth in the first paragraph.

“Purchase” shall mean a Private Label Purchase, a Company Purchase, or a General Purchase.

“Quick Credit” shall mean an in-store application procedure designed to open Accounts as expeditiously as possible at point of sale, whereby an application for an Account is processed without a paper application being completed by an Applicant.  An Applicant's credit card (Visa, MasterCard, American Express, Discover or other Bank approved private label card) is electronically read by a terminal that captures the Applicant’s name and credit card account number.  Other data shall be entered into that same terminal by VS’s Store associate as specified in the Operating Procedures.

“Relevant Website” shall have the meaning set forth in Section 2.3.

“Renewal Term” shall have the meaning set forth in Section 9.1.

“Sales Channels” shall mean those certain sales channels through which VS sells the Goods and/or Services during the Term, including (as applicable) but not limited to VS’s: (i) retail locations; (ii) websites and other electronic venues; and (iii) catalogs.  As a point of clarification, this definition includes different or additional sales channels that are part of VS’s expansion of their businesses as then constituted, if such expansion does not include an entity other than VS. For example: the opening of a new store or development of a website through either (i) “organic growth” or (ii) acquisition of the assets of a competitor.

“Season” shall mean (i) the period from the first day of the fiscal month of February to the last day of the fiscal month of July and (ii) the period from the first day of the fiscal month of August to the last day of the fiscal month of January.  For the purposes hereof, a “fiscal month” is a monthly period defined by VS in writing to Bank from time to time to coincide with VS’s fiscal calendar.

“Second Look Plan” shall have the meaning set forth in Section 3.11(c).

“Service Event” shall mean a failure by Bank to meet any single Critical or Non-Critical Service Standard Service Level, as applicable and as further defined and identified in Schedule 1.2, for a single Service Standard during one calendar month; provided that such failure was not caused by any action in violation of this Agreement by VS or by a Force Majeure Event specified in Section 10.11.

“Service Standard” shall mean the performance or quantitative levels of performance set forth in Schedule 1.2.

“Service Standard Termination Event” shall have the meaning given in Section 9.6.

"Statemented Account" shall mean each Account for which a billing statement is generated within a particular billing cycle.

“Store” shall mean that certain retail location selling Goods and/or Services.

“Term” shall mean the Initial Term and any Renewal Terms.

“Transaction Record” shall mean, with respect to each Private Label Purchase or Company Purchase of Goods and/or Services by a Cardholder or Accountholder, each credit or return applicable to a Private Label Purchase or Company Purchase of Goods and/or Services, and each payment received by VS from a Cardholder or Accountholder on Bank's behalf:  (a) the Charge Slip or Credit Slip corresponding to the Private Label Purchase or Company Purchase, or respective credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder or account number of the Accountholder, Store number at which the Private Label Purchase, Company Purchase, credit or return was made, the total of (i) the Private Label Purchase or Company Purchase price of Goods and/or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, a description of the Goods and/or Services purchased, credited or returned and the authorization code, if any, obtained by a Store prior to completing the transaction; or (c) electronic record whereby VS electronically transmits the information described in subsection (b) hereof to a network provider (selected by VS at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

“User ID” (“UID”) shall mean a unique identifier that is assigned to a Customer or a Customer’s computer or device.

“Victoria’s Secret” shall have the meaning set forth in the first paragraph.

“VS” shall have the meaning set forth in the first paragraph.

“VS Customer Information” shall mean Customer Information, to the extent that VS obtains Customer Information directly from a person who transacts with VS for Goods and/or Services or has requested to receive marketing materials related to such Goods or Services. VS Customer Information includes all information obtained through VS’s ongoing retail operations (such as tokenized account numbers), including but not limited to its marketing activities, payment card tokenization controls and/or multi-tender loyalty program (if applicable), including but not limited to Consumer Personal Information such as name, address, e-mail address, and telephone number.  For avoidance of doubt, VS Customer Information shall constitute a type of Customer Information.

“VS Deposit Account” shall mean a deposit account maintained by VS as set forth in Section 3.6(a).

 “VS Matters” shall have the meaning set forth in Section 2.14(b).

1.2     Other Definitions.  As used herein, terms defined in the introductory paragraph hereof and in other sections of this Agreement shall have such respective defined meanings.  Defined terms stated in the singular shall include reference to the plural and vice versa.

SECTION 2.  THE PLAN

2.1     Establishment and Operation of the Plan.  (a) The Plan is established for the primary purpose of providing Customer financing and a convenient payment vehicle for purchases of Goods and/or Services. The Plan is also established to promote customer loyalty and to support VS’s retail marketing efforts. Qualified Applicants desiring to use the Plan shall be granted an Account by Bank with a credit line in an amount to be determined by Bank in its discretion, and subject to the terms of this Agreement, for each individual Applicant.  Subject to Section 3.6(d), Bank shall determine the terms and conditions of the Account to be contained in a Credit Card Agreement, which Credit Card Agreement shall be subject to change upon notice given by Bank to the Cardholders in accordance with Applicable Law and subject to the terms of this Agreement.  All Existing Accounts are deemed provided under the Plan. Bank and BBW have not established a credit card program for BBW; however, BBW has the right to honor the Credit Cards as provided in Section 3.1 of this Agreement during the BBW Post-Separation Period.

(b) Bank shall operate the Plan in accordance with the Service Standards set forth in Schedule 1.2 to this Agreement, as such performance standards may be modified from time to time at the reasonable request of Bank or VS and with the written consent of the other party, any such requests shall be submitted to the Business Review Committee for review, and upon approval by the Business Review Committee the parties shall enter into a written amendment to this Agreement.

(c) Enhancements to, and modifications or upgrades of, the computer processing, payment, billing and information services provided by the Bank will be made from time to time at the reasonable request of VS.  Any such enhancements, modifications or upgrades shall, to the extent requested by VS, be made on terms to be agreed upon, notwithstanding, however, VS shall not be responsible for any reimbursement beyond Bank’s actual costs for such modifications or upgrades.  Bank may not incorporate any functionality, executable code, or files (JavaScript or otherwise) into VS’s technology, Platform or physical environment (whether contracted, controlled, or owned by VS), or a Customer’s device hardware or software, other than updates to the Bank-controlled aspects of the mobile application in the ordinary course, without first obtaining prior written approval from VS.  VS may deny such authorization at any time and in its sole discretion. This obligation is ongoing and continuous under the Agreement.

(d) Other Technology.  (i)  Premium Private Label Chip Card.  See Schedule 2.1(d)

(ii) The parties will work together in good faith through the Business Review Committee to create a three (3) year roadmap for technology modifications and improvements for each party and the Plan (“Technology Plan”).  On or before June 1 of each year, Bank shall provide its internal roadmap for VS’s consideration, and no later than September 1 of each year, the parties shall jointly present an updated three (3) year Technology Plan to the Business Review Committee for discussion.

2.2     Plan Economics.  The contributions and credits and payments for the funding of services to be provided by Bank under the Plan and the obligations of VS for marketing the Plan are set forth in Schedules 1.1, 2.5(b) and 2.6, which shall be made pursuant to the provisions of Section 3.6(a), Daily Settlement unless specified otherwise.

2.3     Applications for Credit Under the Plan; Billing Statements.  (a) Applicants who wish to apply for an Account under the Plan must submit a completed application in a format approved by Bank, and Bank shall grant or deny the request for credit based upon Bank’s credit criteria and the creditworthiness of the individual Applicant.  The decision to extend credit to any Applicant under the Program shall be solely Bank’s decision, provided, however, that Bank shall not take any risk action on any segment of Accounts that is any less favorable than Bank’s actions on account segments of similar creditworthiness across Bank’s comparable private label credit card programs with similar economics, not including any special credit programs offered by any program and paid for by Bank’s customer with respect thereto through recourse provisions, increased discount fees or other financial accommodations.

Unless applying online, VS shall provide a copy of the Credit Card Agreement to the Applicant to be retained for the Applicant's records. The application shall be submitted to Bank by the Applicant or submitted by VS on behalf of the Applicant, as required in the Operating Procedures.  If Bank grants the request for an Account, Bank will issue a Credit Card to the Applicant which accesses an individual line of credit in an amount determined by Bank.

(b) Bank shall make available to VS and VS shall utilize primarily a Quick Credit application procedure.  Bank shall also make available to VS and VS may elect to utilize in its discretion, Instant Credit, pre-approved solicitations, Batch Prescreen and On-Line Prescreen application procedures as mutually agreed upon and in accordance with the Fair Credit Reporting Act and other Applicable Law, and the Operating Procedures.

(c) All Cardholders will receive from Bank a periodic statement (the “Billing Statement”) listing the amounts of Purchases made and credits received with respect to an Account and other information as required by Applicable Law or deemed desirable by Bank but only to the extent such information is consistent with Applicable Law.  VS may if desired place a message or messages on the statements as approved by Bank, which approval shall not be unreasonably withheld.

(d) (i)  Bank, at its sole expense, shall make available to VS and its Customers Internet-based application procedures and Internet-based Cardholder Account customer service.  These Internet-based applications shall be available via a link to Bank’s Internet website from VS’s website, if VS elects to operate and maintain a website on which it deems a link to Bank’s Internet website appropriate (“Relevant Website”).  If such Relevant Website is, at VS’s option, operated and maintained by VS it will be maintained consistent with this Section 2.3(d) (the “Website Link”) and via a redirected Internet link from a URL (the “Redirected URL”) that may be printed on marketing materials issued by VS consistent with this Agreement from time to time.

(ii)  If VS elects to operate and maintain a Relevant Website, VS or its website provider shall be responsible for integrating and maintaining on its website at its sole expense the Website Link.  If VS elects to operate and maintain a Relevant Website, VS or its website provider will integrate and maintain the Website Link to ensure access to the Bank’s Internet website and to reduce technical errors, and will endeavor, using not less than those efforts used by VS or its website provider to maintain VS’s website in good operating condition, to cause its software providing the link to function, and continue to function, in a sound technical manner.  If VS elects to operate and maintain a Relevant Website, VS or its website provider shall appropriately monitor the link to ensure it is functioning properly consistent with VS’s or its website provider’s standard practices concerning the monitoring of outside links.  In the event Bank changes or otherwise modifies URL at the Bank’s Internet site to which the Website Link is directed, VS or its website provider will either update or modify the link as directed by Bank.  In providing the Website Link,

VS or its website provider shall make it clear and appropriately conspicuous that the Customer is leaving VS’s website and is being directed to Bank’s website for the exclusive purpose of accessing Bank’s website.  VS reserves the right to post an intermediate page directing return to VS’s website during the continuance of any period when Bank’s website is down or not accessible via the Website Link.

(iii) If VS elects to use its own Redirect URL, VS or its website provider shall cause such Redirect URL to point to an IP address at the Bank’s Internet site specified by Bank from time to time.  VS grants Bank the right to use such Redirect URL solely for the purposes of this Agreement during the Term of this Agreement as well as where Bank retains the Accounts after termination of this Agreement as set forth in Article 9 until the servicing of such Accounts has ceased.  Alternately, VS may elect to use a Redirect URL maintained by an Affiliate under a similar agreement with Bank and maintained by such Affiliate under a provision equivalent to this Section 2.3(d)(iii) (“Qualifying Affiliate’s Redirect URL”), for the purpose of VS directing Cardholders to Bank’s Electronic Customer Service.

(iv) VS agrees that, in connection with any Website Link and printed references to its own or a Qualifying Affiliate’s Redirected URL, it or its website provider will only use Bank’s name, or any logo, statements, or any other information that is related to Bank, only as directed by Bank, or as approved in advance and in writing by Bank.  Without limiting the generality of the scope of required approvals, but by way of example, VS or its website provider shall seek Bank’s approval not only with respect to content, but also with respect to any typestyle, color, or abbreviations used in connection with any such link.  The parties shall work together with respect to the design of Bank’s Internet website, subject to and in compliance with Applicable Law and Section 2.5 of the Agreement.  The parties shall work together on implementing such links from the Bank’s Internet application processing website back to VS’s Internet site, if VS has elected to operate and maintain a Relevant Website, when the Website Link has been used to enter the Bank’s website.  Bank shall take reasonable efforts to ensure that navigation back to VS’s Internet site, if VS has elected to operate and maintain a Relevant Website, from the Bank’s Internet application processing website, whether through a particular pointer or link, the “back” button on an Internet browser, the closing of an active window, or any other return mechanism, shall not be interrupted by Bank through the use of any intermediate screen or other device not specifically requested by the user, including without limitation through the use of any html pop-up window or any other similar device.  VS will use its commercially reasonable efforts to promote to its Cardholders the Bank’s Electronic Customer Service.

(v) For any approved Bank owned or controlled Relevant Website or any other Bank owned or controlled website that represents VS (or a Cardholder service), Bank:

(A) May only Process Consumer Personal Information to fulfill its obligations under the Agreement.  Accordingly, activities such as post-transaction marketing of non-VS goods and services are prohibited unless expressly in accordance with Section 2.9 or authorized by written agreement between Bank and VS;

(B) Will not (1) employ any capability to log end user’s keystrokes, except for keyword search queries, or (2) rely on automated geo-location of end users through the use of WiFi reference points, cell-tower reference points, or GPS capabilities, other than for prevention of fraud and/or security breaches or with prior written consent of VS; and

(C) Will not, without VS’s prior written consent, rely on any type of device, file, script, code or program (including, without limitation, flash cookies and local stored objects) that would be set, stored or otherwise executed or enabled on a website visitor’s (“Visitor’s”) computer (1) to allow tracking of Visitors across multiple websites, other than multiple VS sites for the benefit of the Visitors in question in accordance with the provisions of this Agreement, (2) to allow the overriding of the security settings on a Visitor’s computer designed to remove files, scripts, code or programs, (3) to restore deleted files, scripts, code or programs without a Visitor’s affirmative action, and/or (4) to prevent a Visitor from opting out of files, scripts, codes or programs being set, stored or otherwise executed or enabled on a Visitor’s computer.   Bank may, however, without VS’s consent, use text-based browser cookies, web beacons, and basic navigational information (such as browser type and version, service-provider identification, and site from which the Visitor came and to which it goes) solely to (1) manage sessions to fulfill the primary purpose of obligations under the Agreement, (2) facilitate first-party-only analytics to optimize the website, and (3) prevent fraud and security breaches.

(vi) For persons with disabilities, Bank shall use commercially reasonable efforts to deliver any electronic or digital Services under this Agreement in compliance with the Level AA Success Criteria and Conformance Requirements of the Web Content Accessibility Guidelines 2.1 (“WCAG 2.1”), published by Worldwide Web Consortium, provided that if, after execution and delivery of this Agreement, VS and Bank agree in writing that Bank will provide any mobile apps to VS, Bank shall use commercially reasonable efforts to comply by [****] with regard to any  mobile apps Bank may provide to VS (it being understood that as of the date of this Agreement, Bank does not provide any mobile apps to VS).  Bank will ensure that any electronic or digital services provided under this Agreement, including any website or mobile application, comply with any federal Applicable Law for online/digital/electronic assistive capabilities for persons with disabilities that supplants and/or incorporates WCAG.  Moreover, Bank will comply with best industry practice to ensure such compliance through processes, such as training, testing, policies, and assistance.

2.4     Plan Documents.  (a)  Subject to and in compliance with the requirements of Applicable Law, Bank shall solely author the specific content (i) related to Bank’s or the Cardholder’s rights or obligations under the Account and Bank’s privacy policy (subject to the requirements set forth in Section 2.8(b)) or (ii) required by Applicable Law to be included within the Plan documents including but not limited to the Credit Card Agreement, application, pre-approved solicitations, Credit Card, card mailer, customer service letters, and billing statements (collectively, “Forms”) to be used under the Plan.

(b)  Bank and VS shall jointly design all other aspects of the Forms (except for Cardholder letters and other documents and forms used by Bank in maintaining and servicing the Accounts, which Bank shall solely design), subject to and in compliance with the requirements of Applicable Law.

(c)  Bank will provide VS with copies of the template of any Forms, Cardholder letters or other form of communications which are to be provided by Bank in a mass mailing or distribution to all Cardholders as a whole or to all Cardholders in a particular state.  Bank shall provide at Bank’s expense appropriate quantities of the quick pad applications, mail-in applications, Credit Card Agreements, all components of new account credit card packages including, but not limited to, temporary cards, Credit Card (Chip Card) plastics, chips, card carriers, Credit Card fulfillment/processing, postage, card carrier envelopes, and Bank marketing inserts for welcome kits (“Account Documents”), provided that (i) the costs for the marketing elements and creative aspects of such Account Documents are within ten percent (10%) of the cost of the design specifications at Execution Date, and (ii) any design costs in excess of such ten percent (10%) due to VS’s requests for non-standard documents beyond the design costs at the Execution Date, shall be reviewed by the Business Review Committee and paid for by VS, unless Bank agrees to pay for the excess costs.  See Schedule 2.4(c), Design Specifications, for design specifications and costs at Execution Date. Bank shall also pay for the cost of Cardholder communications notifying Cardholders of tier upgrades to a Cardholder’s Account. In addition, Bank shall bear all bureau costs, costs of email delivery and servicing of Accounts related to pre-approved solicitations for mutually agreed programs.  Bank shall maintain a centralized inventory of all materials associated with the welcome kit, Credit Card Agreements and plastics and will provide replenishment copies to the centralized locations designated by VS for distribution by VS to the stores.  The parties will agree at the Business Now Committee level on appropriate Bank inventory levels for Credit Card Agreements for welcome kits and plastics, and Bank will periodically report actual inventory levels to VS as set forth in Schedule 2.12(b).  Bank and VS will work to develop a process that will allow Bank access to VS’s inventory system for Plan documents and Forms.  Bank shall notify VS in advance if any form is not consistent with Bank’s base costs and will provide VS with a written estimate of the excess costs to be borne by VS for such form.

(d)  VS shall pay [****] Plan documentation including, without limitation, promotional material (i.e. collateral), creative and production costs for catalogue pre-approved solicitations and creative for email pre-approved solicitations, special offers, and reissued Credit Card plastics (other than Credit Card plastics being reissued in the ordinary course due to pending expiration dates), including but not limited to embossing and encoding, card carriers, envelopes, Credit Card Agreements and postage related to any Co-Brand Plan and/or Private Label Plan-wide Credit Card reissuances or other re-issuances not in the ordinary course requested by VS (by way of example, the “limited edition” reissue completed in 2017 was a reissuance not in the ordinary course).

(e)   Bank shall have the right to review and approve all materials prepared by VS (or an Affiliate or third party) that refer in any way to the Plan in order to verify that such materials comply with Applicable Law and Bank policy, such approval not to be unreasonably withheld or delayed. VS’s submission of materials for approval shall be in accordance with the applicable operating procedures mutually agreed by the parties.  Approval will be deemed given unless Bank (i) provides objection within [****] Business Days following VS’s delivery of materials to Bank for review, and (ii) either addresses any identified issues with respect to the materials, or provides VS with a reasonably detailed plan for addressing such issues, within [****] Business Days following VS’s delivery of such materials to Bank for review. In the event any Forms and other Plan documents used by Bank become obsolete as a result of changes requested by VS (other than changes effected in connection with the parties’ agreement to enter into this Agreement), VS shall reimburse Bank for the direct costs associated with any unused obsolete Forms and other Plan documents.  VS shall pay the actual and direct costs associated with any Forms and other Plan document changes or Cardholder notices required as a result of any additions or deletions of VS honored credit cards requested by VS pursuant to Section 3.1.

2.5     Marketing.

(a) VS agrees to use commercially reasonable efforts to engage in marketing of the Plan.  Additionally, the Co-Funded Marketing Fund shall be used by the parties to assist with agreed-upon incremental marketing expenses for the Plan.  When using any trademarks, logos, service marks or tradenames of the other party, each party will comply with all written guidelines provided to it by the other party related to use of the other party’s marks.

(b) The Co-Funded Marketing Fund and Lifecycle Marketing Fund shall be available during the Term of this Agreement; provided, however, Bank shall have the right to cease the availability of Bank’s portion of such Marketing Funds for any future marketing or promotions if either party terminates this Agreement.  See also Schedule 2.5(b).

(c) Each Plan Year, the Business Review Committee shall meet to discuss and agree upon a marketing plan for the upcoming Plan Year and will approve expenditures of the Co-Funded Marketing Fund designed to market, promote and support the Plan in fulfillment of identified programs pursuant to this Section 2.5. Neither party shall deploy any Plan related marketing, including but not limited to promotions, surveys, communications, interest-based advertising, online ad-serving, email, telephone communication, sweepstakes, social media marketing, contests, location-aware technologies, coupons or offers unless agreed upon in the marketing plan or otherwise agreed upon in writing.  Both parties hereby represent and warrant that they shall engage their respective regulatory counsel as necessary in an attempt to ensure all such marketing activities are compliant with Applicable Law.

2.6     Administration of Accounts.  Bank shall perform, at its expense and in compliance with Applicable Law, all functions necessary to administer and service the Accounts including but not limited to:  credit decisioning and investigations, Applicant notification regarding acceptance or rejection of credit under the Plan, preparation and distribution of paper and electronic billing statements, credit collections, customer servicing and handling of Cardholder inquiries, and delivery of annual Cardholder privacy notifications, and processing payments.  The Bank is solely responsible for determining the requirements, the method, and the content of any notices to Cardholders required by Applicable Law, however, Bank shall provide VS with reasonable time and opportunity to review the forms of all Plan related notices and/or communications with Cardholders that are not solely required by Applicable Law.  Bank and VS shall each perform their respective obligations with respect to administration and promotion of the Plan, as set forth in this Agreement.  A list of each party’s key obligations is set forth on Schedule 2.6, which list is not intended to be exhaustive. Notwithstanding anything to the contrary contained in this Agreement, Bank will not purge any accounts from its system without prior consent from VS not to be unreasonably withheld.

2.7     Credit Decision.  The decision to extend credit to any Applicant under the Plan shall be Bank's decision and shall be made in accordance with Applicable Law. Bank will work in good faith with VS to develop business strategies with respect to the issuance of Credit Cards which are intended to maximize the potential of the Plan, and which are mutually beneficial to Bank and VS.  VS may from time to time request Bank to consider offering certain types of special credit programs.  Bank shall reasonably consider VS’s requests and negotiate with VS in good faith.  However, Bank shall, in its sole discretion, subject to Applicable Laws and safety and soundness considerations, determine whether or not to offer any of such programs.  In the event Bank agrees to any special credit program, Bank and VS shall mutually agree upon any special terms and fees associated with the program. Bank shall conduct, [****] during each calendar year, a meeting with VS to review the credit standards being applied by Bank in reaching its credit decisions and supporting its risk management strategies for such activities as credit line increases and Cardholder reissues. See also Schedule 2.7.

2.8     Ownership of and Rights in Information.   (a)  Bank shall, upon VS’s request or periodically as specified in Schedule 2.8, provide to VS free of charge the data files identified on Schedule 2.8 (containing the information set forth therein) for VS to the extent such information is available to Bank, and any other information, including, without limitation, monetary and credit data requested by VS, agreed to by Bank and VS (collectively, the “Master File Information”), to the extent permitted by Applicable Law, which VS may use solely in connection with maintaining and servicing the Accounts or for the purpose of marketing goods and services to the Cardholders, including sharing with third parties so long as such third parties are obligated to confidentiality obligations consistent with industry standards, as permitted by Applicable Law.  The Master File Information may include, at VS’s request, the information set forth on Schedule 2.8 for Affiliates of VS, to the extent permitted by Applicable Law.

 (b) To the extent permitted by Applicable Law and without undue burden, cost or expense to Bank, Bank intends and will exert its diligent good faith efforts to maintain during the Term a privacy policy, which will permit Bank to allow VS to use the Master File Information for purposes in addition to those set forth in Section 2.8(a) above (the “Additional Purposes”) and, upon prior written consent from Bank which shall not be unreasonably withheld, to share such information with third parties for the Additional Purposes subject to Cardholder opt out and Applicable Law.  Bank will provide Customers with consumer notice and choice mechanisms, as may be required by Applicable Law (including, but not limited to, Consumer Laws).

 (c) The Bank is the owner of all Bank Customer Information, Common Information (which is co-owned), and other information relating to the Cardholders (including names and addresses) as collected by or on behalf of Bank or as set forth in Bank’s records, the Accounts and the Credit Cards, the copyright to all written material contained in any Credit Card Agreements, applications, billing statements and other Forms used by the Bank in the administration of its agreements with the Cardholders, all credit scoring systems and Bank’s Debt Cancellation Programs with respect to any Cardholder; provided, however, that Bank shall not be entitled to sell, rent or otherwise disclose any information relating to the Cardholders to any third party other than (i)  such disclosure as is required in connection with the administration and servicing by Bank of the Program and in such case in accordance with the provisions of this Agreement, including without limitation Bank’s securitization, management and collection of charged off Accounts and disclosure to credit agencies, (ii)  as required by Applicable Law, and/or (iii)  as otherwise expressly permitted by this Agreement or by VS.

(d) The Transaction Records (except for any Account payment information received by VS on Bank’s behalf) are the sole property of VS.  Bank may use the Transaction Records solely for the purposes permitted by this Agreement (provided that this limitation shall not limit Bank’s rights with respect to any Account information) and in accordance with Applicable Law.  Account payment information received by VS on Bank’s behalf shall be the sole property of Bank, provided that VS may use such information solely for the purposes permitted by this Agreement and in accordance with Applicable Law.

(e) Except for Bank Customer Information and Common Information (which is co-owned), VS exclusively owns and controls all right, title and interest in and to VS Customer Information, and Bank otherwise has no rights in VS Customer Information except as enumerated in this Agreement, or as authorized in writing by VS.  VS Customer Information is provided “as is.” VS does not make any representation or warranty about VS Customer Information, including that such information is accurate, complete, reliable, current or error-free.  Without limiting the generality of the foregoing, VS is the owner of the names and addresses of Customers, as set forth in VS’s records and collected by VS from a source other than Bank.   Upon request of Bank and consent of VS, not to be unreasonably withheld, VS shall make the names and addresses of Customers available to Bank, as permitted by Applicable Law, during the Term of this Agreement to be used only for purposes of solicitation of such Customers to become Cardholders of Bank and in connection with the administration of the Plan in accordance with the terms of this Agreement, Applicable Law and VS’s and the Bank’s respective privacy policies.  Names, addresses and other information of Customers obtained by VS from the Customer (and not on Bank’s behalf) in connection with point-of-sale, mail order, telephone, internet or other sale (regardless of whether the Customer makes payment for such sale through the use of a Credit Card) are “collected by VS from a source other than Bank.”

(f) For the avoidance of doubt, the parties acknowledge that the items of information allocated to each party in this Section 2.8 may overlap, and that each party may independently possess and own the same specific items of information, such as but not limited to, names and addresses of persons who are both Customers and Cardholders (“Common Information”).  When either party to this Agreement is in possession of such Common Information, or such Common Information is transmitted by either party, electronically or otherwise, the party, either possessing or transmitting, is obligated to maintaining the security and confidentiality of such Common Information as set forth in this Agreement.

(g)     Bank and VS agree to limit Processing Consumer Personal Information solely to the extent necessary to deliver the services under this Agreement, for its usual business purposes subject to Section 2.8(c), or as otherwise agreed.  For this Agreement, the acts or omissions of either party, or its respective employees, and its respective affiliates, agents, contractors, and/or subcontractors, constitute such party’s acts or omissions.

2.9     Debt Cancellation Programs and Enhancement Marketing Services.  (a) Bank and VS agree that Bank may, in accordance with Applicable Law and with VS’s prior consent, which consent is hereby provided as of the Effective Date with respect to (i) those debt cancellation programs already in effect as of the Effective Date for Private Label Accounts (currently known as Account Assure) and (ii) Bank’s proprietary debt cancellation program for Co-Brand Accounts (currently known as Account Assure Pro), exclusively make available to Cardholders debt cancellation programs (“Debt Cancellation Programs”) offered by Bank and/or its vendors or Affiliates designed to cancel some or all of a Cardholder’s debt obligations under the Plan in the event of a Cardholder’s inability to pay Bank, the costs for which are based on the Cardholder’s Account balance. The solicitations and offerings shall not contain VS’s endorsement, and Bank shall ensure that all disclosures and the procedures used to offer such programs are in compliance with Applicable Law.  Bank may make no more than four (4) mailed offers per Plan Year or two (2) times per Season at its expense.  In addition, Bank may, during eight (8) calendar weeks per Season, position the Debt Cancellation Programs as the first item in the cue of programs to be marketed to incoming Cardholder calls.  Such eight (8) week-long periods shall occur at times when the incoming Cardholder call volume is anticipated to be near the average Cardholder call volume observed for the Plan in general (as opposed to a period during which call volume is anticipated to be unusually high or low) and shall be determined by the Program Strategy Committee. The Bank may not cause the Debt Cancellation Programs to be first in such cue during any other period unless agreed upon by the parties.  The monthly charges for Debt Cancellation Programs shall be charged to the applicable Cardholder’s Account.

(b) Bank and VS agree that Bank may make available to Cardholders offerings other than Debt Cancellation Programs, including identity protection plans and various types of other insurance, products and services (“Enhancement Marketing Services”) at its expense through solicitations made in connection with their Accounts, subject to VS’s approval as provided in Section 2.9(d). Such Enhancement Marketing Services may include but are not limited to insurance of types not listed in Section 2.9(a), travel clubs, legal services, card registration programs, Identity Protector and merchandise products. Such Enhancement Marketing Services may be offered through various direct marketing channels including but not limited to direct mail, telemarketing, statement inserts, statement messaging, call transfer and IVR.  The charges for the products and services will be billed to the applicable Cardholder’s Account when appropriate.  The solicitations and offerings shall not contain VS’s endorsement, and Bank shall be responsible for all disclosures and procedures required under Applicable Law in connection with the Enhancement Marketing Services offered. VS may require Bank to stop offering any Enhancement Marketing Service or any Debt Cancellation Program at any time upon notice to Bank; however, when terminating such programs, VS agrees to provide Bank with at least ninety (90) days prior notice of termination, after first reviewing the matter with the Business Review Committee in order for the Business Review Committee to discuss the issues, alternatives and the projected economic impact on the Plan.

(c) VS shall receive from Bank [****] of the net profit (Bank’s revenues from commissions and other incentives from the vendor minus Bank’s total expenses directly related to providing the Enhancement Marketing Services and Debt Cancellation Program) generated by any Enhancement Marketing Services and any Debt Cancellation Program, payment to be made on a monthly basis through ACH transfer to VS Deposit Account (unless otherwise directed by VS) not later than thirty (30) days following the end of the month, together with a statement setting forth the revenues, expenses and profits in reasonable detail.

(d) Each and every Enhancement Marketing Service and the related advertising materials shall be subject to the prior approval of VS, which approval shall not be unreasonably withheld or delayed (it being understood that VS may withhold such approval if it determines in its reasonable discretion that the advertising of such products or services is inconsistent with the image of VS’s business).  With [****] days prior written notice to Bank, VS may reasonably withdraw its approval for an Enhancement Marketing Service.

2.10     Ownership of VS Name.  Anything in this Agreement to the contrary notwithstanding, VS shall retain all rights in and to VS's name, the Marks and all trademarks,

service marks and other rights pertaining to such names (collectively, the “Name Rights”) and all goodwill associated with the use of the Name Rights whether under this Agreement or otherwise shall inure to the benefit of VS.  VS shall have the right, in its sole and absolute discretion, to prohibit the use of any of its Name Rights in any Forms, advertisements or other materials proposed to be used by Bank.  However, no reasonable use, which use is consistent with this Agreement, of the Marks for the purpose of identifying the Accounts in connection with maintaining and servicing such Accounts will be prohibited. Bank shall cease all use of the Name Rights upon the termination of this Agreement for any reason unless Bank retains the Accounts after termination of the Agreement, in which case Bank may use the Name Rights solely in connection with the administration and collection of the balance due on the Accounts.  Provided, however, that VS grants Bank the right to use VS’s Name Rights on a case by case basis (excluding any such marketing, materials or literature related to a Debt Cancellation Program or Enhancement Marketing Service) and with thirty (30) days advance notice of each category of use in connection with Bank and its Affiliates’ product marketing, promotional materials and literature in written and electronic form and their business client lists until such time as this Agreement is terminated or VS chooses to revoke this right for any or all product marketing, promotional materials, literature or client list purposes.  All uses of VS’s Name Rights are subject to the terms and conditions of this Agreement, including, but not limited to, this Section 2.10 and Section 2.5.

To facilitate having Co-Brand Credit Cards issued under the Co-Brand Plan participate on the payment platform offered by Apple Inc. (“Apple”), currently known as Apple Pay, subject to Company’s prior written approval of such Credit Card design, VS consents to Bank’s, Apple’s and the applicable Card Network’s use of Credit card art that displays VS Marks in connection with Apple Pay, including the right to use and display such Credit Card art within Apple’s products and in the advertising and promotion of Apple Pay.

2.11     Cardholder Loyalty Program.  (a)   Bank will provide VS with system functionality tied to the Accounts to support VS’s Cardholder loyalty program (the “Loyalty Program”), including recording the accumulation of loyalty points, tracking, lookup/reporting, and award certificate production and distribution, at no additional charge, to the extent VS’s Loyalty Program is consistent with Bank’s existing or future functionality offered to other Bank clients and is facilitated using monthly billing statements to active Accounts and does not include stand-alone mailings.  Provided, however, that Bank will support stand-alone Cardholder mailings and zero-balance statements in conjunction with the Loyalty Program at VS’s expense.  Bank will, at VS’s request, upon the terms, conditions and fees mutually agreed upon in writing by the parties, provide back office servicing and administration support for VS’s Loyalty Program.  Subject to Section 2.14(b)(i)(F), VS is the owner of the Loyalty Program and will be responsible for determining and funding the reward related to the Loyalty Program and for ensuring that the Loyalty Program complies with all Applicable Laws.

(b) If, pursuant to subsection (a) above, Bank tracks the accumulation of loyalty points on its system, to enable Bank to validate and monitor rewards fulfillment and redemption, (i) VS shall either integrate Bank’s Loyalty Program rewards redemption authorization technology at POS or provide rewards redemption data pursuant to Bank’s specifications and (ii) if VS fulfills and/or delivers such rewards, VS shall also provide Bank such information as Bank may require to validate and monitor such fulfillment and delivery of rewards. If Bank does not track the accumulation of loyalty points on its system, VS shall provide Bank such information as Bank may require to validate and monitor the issuance of points, and fulfillment, delivery and redemption of rewards.

(c) VS acknowledges that Cardholder aspects of the Loyalty Program are subject to Bank’s regulators’ oversight.  Accordingly, Bank shall have final approval over such Cardholder aspects of the Loyalty Program’s design, operation, and disclosures. VS will submit the Loyalty Program terms and other Collateral, and any proposed changes thereto, to Bank for its prior review and approval pursuant to Section 2.4(e). VS shall cooperate with Bank, including by providing such data and assistance as Bank may require to enable Bank to (i) monitor, validate and test the design and operation of the Loyalty Program, including services performed by VS service providers, (ii) ensure the accuracy and completeness of Loyalty Program disclosures and (iii) meet Bank’s regulatory compliance obligations, which, in the event VS engages service providers in connection with the Loyalty Program, include Bank’s due diligence policies and procedures. VS will use commercially reasonable efforts to promptly resolve any issues identified in connection with the foregoing.

(d) Other Loyalty Programs. Except for the Loyalty Program, VS shall not offer, establish, or participate in any other loyalty or rewards program that is tied to any other credit card or financial product whose “value proposition” (as such term is commonly understood in the consumer credit card industry) is more favorable than that of the Loyalty Program. For clarity, “participate” shall not be interpreted to preclude mere “acceptance” of credit or other financial products.  VS may offer a tender-neutral program so long as (i) the “value proposition” and benefits provided to Cardholders pursuant to any Loyalty Program are materially more favorable in the aggregate relative to the stated benefits provided pursuant to any such tender-neutral program and (ii) if the Loyalty Program is an additional benefit under any such tender-neutral program that is at no cost to the Cardholder, such additional benefit is only available to Cardholders. If VS chooses to offer an incremental “for cost/paid’ tier for its tender neutral program, Cardholders shall be eligible for such for cost/paid tier on the same terms as non-Cardholders.  If VS chooses to offer or participate in a tender neutral loyalty program, VS will be responsible for determining its rules, funding the rewards related to it, and ensuring it complies with all Applicable Laws. In the event that the Loyalty Program is an additional benefit under such tender-neutral program, the provisions of subsections (a) through (d) above shall apply with respect to the Cardholder aspects of such tender-neutral program.

2.12     Relationship Management, Resources and Reporting. (a)    (i) As of the Execution Date, Bank shall provide a minimum of [****] associates (excluding future, incremental field sales associates) in support of the Plan (“Bank Credit Relationship Services Team”). As of the Execution Date, VS shall provide no less than [****] associates in support of the Plan (“VS Credit Relationship Services Team”). After the first Plan Year, Bank may propose to increase (or decrease) the number of dedicated associates with any such increase (or decrease) subject to the approval of VS (in its sole discretion).

(ii) It is the intent of the parties that the associates of Bank will not be employees of VS, or any of its Affiliates, and the parties shall structure and maintain their operations in such a manner that is consistent with this intent.  Bank employees are expected to perform their responsibilities as specified by Bank and without day-to-day control from VS personnel.   Bank acknowledges and agrees that: (a) VS will have no responsibility to provide to any Bank employee insurance, vacation, or other fringe benefits normally associated with employee status including, but not limited, to participation in any welfare benefit plan sponsored by VS for the benefit of its employees; (b) Bank will not hold itself or its staff out as, nor claim to be, an officer, partner, joint venture, employee, or agent of VS; (c) Bank shall be responsible for reporting, withholding and payment of all income, unemployment, FICA, or similar taxes for Bank employees; and (d) Bank shall, at its expense, comply with all applicable laws, including but not limited to the National Labor Relations Act, the Americans With Disabilities Act, all applicable employment discrimination laws, overtime laws, immigration laws, workers’ compensation laws, and occupational safety and health laws and any related regulations with regard to Bank employees.

(b)     Bank will maintain levels of outsourcing for call center operations supporting the Plan consistent with those in place as of the Effective Date and will provide live agent customer service during Store hours across all U.S. time zones as mutually agreed by the parties. For the avoidance of doubt, all call center operations will be in the U.S. (including Bank’s virtual call center workforce), with the exception of (i) a Spanish language call center located in Mexico (or any other location mutually agreed) and (ii) the current practice to off-shore call center operations for collection (inbound calls on accounts 60+ days delinquent), skip trace calls, Pay by Phone calls, back office handling of address changes, or as otherwise approved by VS.  Bank agrees to incorporate into Bank’s training curriculum, in consultation with VS, VS brand and service philosophy. Bank shall provide appropriate “soft-skill” training to customer-facing representatives, including initial training for new hires as well as refresher training for existing representatives twice a year.

(c) Bank shall provide to VS in electronic format the reports and data feed identified in Schedule 2.12(b), at the frequency set forth therein.  In addition, at VS’s request, Bank will provide VS with a written list of the Plan documents that will become obsolete as a result of one or more specific changes contemplated by VS, together with a written estimate of the costs to be borne by VS if such documents are deemed obsolete.  Also, at VS’s request, Bank will provide VS with the following information, the scope of which shall be mutually agreed upon by the parties: (i) customer service related questions received through the “contact us” email functionality and how those questions were resolved; and (ii) cardholder complaints related to enhancement marketing and debt cancellation programs.

(d) Bank will cause its affiliated service provider to make available to VS experienced and knowledgeable representatives of those Affiliates of Bank selected by VS to consult up to forty (40) hours per calendar year with VS and/or meet with the Business Review Committee to identify opportunities to enhance the Plan and to provide value add services to VS.

2.13     Plan Competitiveness.  (a)   Bank covenants and agrees that it shall, through its participation in the Business Review Committee and otherwise as permitted in this Agreement, exert good faith diligent efforts to maintain the Plan in a position reasonably competitive with the top tier of well-managed private label credit card programs within the soft goods retail industry, consistent with the Bank’s overall economic assumptions for the Plan. These efforts will include Bank’s active management of the Plan, through the Business Review Committee and otherwise as permitted in this Agreement, to maintain material elements of the Plan within competitive market ranges, including but not limited to the APR assessed on revolving balances, the fee amounts, fee assessment practices, and customer service standards.  In the event Bank fairly believes that decisions of VS are impairing the competitive position of the Plan, Bank will notify VS promptly, and in any event not later than the next ensuing Business Review Committee meeting.

(b) Twice per year, Bank will conduct a competitive patterning survey to assess the Plan’s features and capabilities against features and capabilities of other programs offered by competing issuers in the private label marketplace in general and in the soft goods retail environment specifically. This survey will also include analysis of marketplace and industry trends and innovations.  Bank will provide VS a copy of this survey.  Bank may at its option conduct the survey and analysis using qualified and experienced resources, whether internal resources, Affiliates, third parties or a combination thereof.

(c) Bank will monitor Cardholder and non-Cardholder Customer satisfaction by measuring agreed upon criteria including (i) habits and practices related to card usage, (ii) awareness of Cardholder benefits, (iii) intention to participate in the card program, (iv) barriers to Cardholder acquisition, (v) satisfaction with existing Cardholder benefits, (vi) interest in specific card benefits (new or improved), (vii) intention to continue using the Card for future purchases or (viii) any other credit or marketing topic reasonably requested by VS based upon its business needs.  Quarterly, Bank will fund and execute a formal survey of Cardholder and non-Cardholder Customer satisfaction jointly developed by the Bank and VS (the “Tracking Survey”) and conducted by Bank using qualified and experienced resources, whether internal resources, Affiliates, third parties or a combination thereof. All results of the survey will be delivered to VS within forty-five (45) days of the end of the relevant quarter and shared with the Business Review Committee.

(d) Subject to the requirements of Applicable Law, VS will have the right to monitor Customer service calls for quality on a random, periodic basis with at least three (3) Business Days prior notice.  Should the Tracking Survey or the call monitoring results indicate issues, shortfalls relative to the Service Standards, or unfavorable trends, Bank will develop and present to the Business Review Committee an action plan to remedy the identified shortfalls.

2.14     Engagement Committees.  (a) As more fully set forth in Schedule 2.14, the CEO Program Review Committee, Business Review Committee, Program Strategy Committee and Business Now Committee (collectively the “Engagement Committees”) shall work cooperatively with regard to various aspects of the Plan, setting the strategic direction relating to the Plan, including but not limited to program oversight and problem resolution for the Plan and the decisions related to Plan matters not otherwise expressly addressed in this Agreement.

(b) Escalation of Business Review Committee Matters. In the event that the Business Review Committee fails to agree by consensus on an appropriate course of action or resolution with respect to any matter, such matter shall be submitted to the appropriate executives of each of VS and Bank for further review and resolution. If such executives fail to agree on the appropriate course of action or resolution, the ultimate decision on the matter shall be made by VS with respect to VS Matters and Bank with respect to Bank Matters. Any matters that are neither a VS Matter nor a Bank Matter shall remain within the auspices of the Business Review Committee for further discussion, escalation and/or resolution.

For the purposes of this Agreement:

(i) “VS Matters” include:

(A)	Design of Credit Cards, Account statements, Plan websites and Plan collateral (subject to Applicable Law and Bank system specifications and capabilities);
(B)	Decrease of Bank Credit Relationship Services Team below [****] associates;
(C)	VS capital expenditures;
(D)	Except as required by Applicable Law, changes by Bank that require a systems change by VS;
(E)	Decisions to utilize new credit card products and/or marketing channels proposed by Bank;
(F)	Subject to Section 2.11, changes to the program value proposition (in consultation with Bank);
(G)	Subject to (F) above, decisions to change or terminate any VS Loyalty Program, provided there is no incremental expense to Bank as a result of such decision by VS;
(H)	Decisions related to cross-selling Debt Cancellation Programs and Enhancement Marketing Services as set forth in Section 2.9; and
(I)	Changes to VS privacy policies.

(ii) “Bank Matters” include:

(A)
Cardholder Account documentation (such as billing statements and letters) and decisions related to the form of Cardholder communications, provided, however, that except for Cardholder disclosures required by Applicable Law, VS shall have the right to review and approve all forms of Cardholder communications used by the Bank to manage the Plan (which approval shall not be unreasonably withheld and shall be provided within a commercially reasonable time);

(B)	Changes to risk management policies and underwriting, subject to Section 2.7 and Schedule 2.7;
(C)	Subject to Section 3.6(d), changes to Cardholder Terms;
(D)	Bank capital expenditures;
(E)	Subject to Section 3.2, changes to Bank Operating Procedures;
(F)	Development of new credit card products and/or marketing channels; and
(G)	Servicing of the Loyalty Program referenced in Section 2.11.

(c)  Either VS or Bank may from time to time, with reasonable prior notice to the other party, invite other appropriate employees or its Affiliates to attend Engagement Committee meetings to inform the conversations, provided, however, that such guests may not approve or disapprove of any matter to be reviewed by such committee pursuant to this Agreement, including the Business Review Committee pursuant to Section 2.14(b).

2.15     Material Adverse Change; Remediation.

(a) Except for changes required by Applicable Law, Bank will provide VS with at least [****] days prior notice of any changes Bank proposes to make to the Plan which Bank reasonably believes could have a material impact on customer service, “customer experience” and/or the customer database information which is maintained by Bank and provided to VS and the parties shall meet to discuss any concerns raised by VS and any alternatives.

(b) Except for changes required by Applicable Law, VS will use commercially reasonable efforts to provide Bank with at least [****] days prior notice, but not less than [****] days prior notice of any changes VS proposes to make which VS reasonably believes could have a material impact on the Plan, and the parties shall meet to discuss any concerns raised by Bank and any alternatives.

(c) With regard to the changes implemented in (a) and (b) above by either party, if the implementation of such changes causes a material impact on the other party in excess of [****], then the parties shall meet to discuss alternatives to remediate or reduce the impact of the change.

2.16     SMS Marketing Communications.  VS and Bank may send marketing communications via SMS or other text messaging protocols to Cardholders, Applicants and/or Customers only with the other party’s prior written approval.  For an avoidance of doubt, as of the date of this Agreement, no marketing communications are sent to Cardholders, Applicants and/or Customers via SMS or other text messaging protocols.

2.17     Marketing and Other Communications Compliance.  With respect to all telecommunications, email and other electronic communications sent by a party as part of the Plan, Bank and VS will each comply with all laws that apply to Bank and VS, respectively, by virtue of this Agreement and the Services, including, without limitation, the Federal Telephone Consumer Protection Act (“TCPA”), all rules, regulations, and guidance promulgated under the TCPA, and all applicable state laws governing telemarketing.  Bank and VS shall not engage in any outbound telephonic (including SMS) upselling in connection with the Agreement.

SECTION 3.  OPERATION OF THE PLAN

3.1     Honoring Credit Cards.  VS will honor, and agrees that during the BBW Post-Separation Period BBW shall have the right to honor, any Credit Card properly issued and currently authorized by Bank pursuant to the Plan and subject to the terms of the Agreement.  The BBW Post-Separation Period includes any applicable wind-down period, and BBW may discontinue honoring such Credit Card at any time upon six (6) months prior written notice to VS. VS agrees that it shall deliver to Bank, and in the case of BBW shall ensure that BBW delivers to Bank, all Transaction Records evidencing transactions made under the Plan, in accordance with the provisions of this Agreement and the Operating Procedures.

3.2     Operating Procedures; Amendment.  (a)  VS shall observe and comply with the Operating Procedures and applicable Card Network rules and regulations.  VS shall ensure that their respective Stores personnel are trained regarding the Operating Procedures.  The Bank will, upon reasonable advance notice provided in each instance to VS’s Director of Credit Card

Marketing, conduct regular visits to VS’s Stores to observe VS personnel when taking Applicant applications and when making sales where Credit Cards are used to ensure compliance with Applicable Law and to confirm use of the correct Plan documents. Bank shall conduct such visits in such a manner as to not disrupt or unreasonably interfere with VS’s business operations.  In the event non-compliance is observed, Bank will document the non-compliant procedures and formally communicate in writing to VS.  VS will have up to [****] days to address such matter.

VS agrees to comply with the following procedures for Private Label Purchases and Company Purchases:

(i) In each Credit Card transaction to obtain all the information contained in clause (b) of the definition of “Transaction Record.”  The date which appears on the Charge Slip or Credit Slip will be prima facie evidence of the transaction date, and VS shall be required to transmit all Transaction Records relating to such Charge Slip and/or Credit Slip so that Bank receives such Transaction Records no later than the second Business Day after the transaction date; provided that if, as a result of technical disruptions, any Store locations are not polled within a normal period after the occurrence of the underlying Transactions, VS may transmit such information relating to such Store locations as soon as reasonably practicable after polling is completed.  The “Cardholder Copy” of each Charge Slip shall be delivered to the Cardholder at the time of the transaction if the Cardholder is in the Store.

(ii) All Charge Slips will evidence the total price of the sale minus any cash down payment.  VS shall retain the “Merchant Copy” of all VS and BBW generated Charge and Credit Slips for each transaction for a period of twelve (12) months from the date of presentation to Bank. The provisions set forth in this subsection (ii) shall take precedence over any provisions governing retention of Charge Slips set forth in the Operating Procedures.

(iii) VS at its sole discretion will develop and maintain a policy for the exchange and return of Goods and adjustment for Services rendered and for that purpose will give credit to Accounts upon such exchange, return or adjustment.  VS will not make cash refunds to Cardholders on Credit Card Purchases.  If any Goods are returned, price adjustment is allowed, or debt for Services is adjusted, VS will notify the Bank and provide appropriate documentation thereof to the Cardholder.  Upon receipt of Transaction Records reflecting a credit to which there has been a corresponding debit, Bank will net against amounts payable by Bank to VS the total shown on the Credit Slip, and credit the Cardholder's Account in the amount of such Credit Slip.  If on any day the total amount of the Net Proceeds is a negative amount, VS shall remit the difference to Bank immediately upon written demand.

(iv) Stores shall not, when the Cardholder is present in the Store, accept a transaction to be charged to an Account without either: presentation of a Credit Card and following any additional identification outlined in the Operating Procedures; or following such proper identification procedures for transactions where a Credit Card is not presented as outlined in the Operating Procedures (a “Card Not Present" transaction). For Card Not Present transactions, Stores must collect the information enumerated in this paragraph to the extent Applicable Law authorizes, or allows by exception, such information collection. Subject to the foregoing in this Section and, subject to Bank's ability to amend or revise the Operating Procedures as set forth in paragraph (b) below, the parties agree and acknowledge that the requirements of the Card Not

Present section of the Operating Procedures relating to proper identification of a Cardholder where a Credit Card is not presented may be satisfied by Stores by collecting and recording the following information from the Cardholder (or Authorized Buyer): (w) Cardholder (or Authorized Buyer's) name; and (x) type of photo ID checked; and (y) either Cardholder's (or Authorized Buyer's) state of residence and zip code or Cardholder's (or Authorized Buyer) Driver's License state and ID number, and (z) Cardholder's (or Authorized Buyer's) signature. Notwithstanding anything to the contrary herein, the parties agree and acknowledge that Bank is not providing to VS any legal advice, and Bank makes no representation whatsoever as to whether the above procedure is compliant with state point of sale requirements for retailers ("POS Laws"). VS and Stores are solely responsible for compliance with POS Laws, to the extent of VS's control over such procedures, and (to such extent) VS therefore holds Bank harmless for any liability which may arise due to a failure of VS and/or Stores to comply with POS Laws.

(b) The Operating Procedures may be amended or modified by Bank from time to time in its reasonable discretion; provided, however, a written copy of any such amendment or modification shall be provided to VS at least [****] days before its effective date (the “Notice Date”) unless otherwise required by Applicable Law or Card Network rules and regulations.  For those amendments requiring technology changes, the parties shall work in good faith to align on an implementation date based upon the scope of the required changes. For those changes required by Applicable Law or Card Network rules or regulations (“Required Changes”), notice shall be given as soon as practicable.  Unless such change is a Required Change, VS shall have the right within [****] days after the Notice Date to object to such change. The Business Review Committee shall meet promptly following such objection by VS and shall endeavor to discuss such amendment or modification in good faith in order to accept the amendment or modification or reach a mutually agreeable alternative to the amendment or modification.  In the event the Business Review Committee is unable to agree upon the amendment or modification or an alternative thereto within [****] days after the Notice Date, then a senior executive from both VS and Bank shall meet to negotiate in good faith in order to reach a mutually agreeable alternative. If the parties’ senior executives are unable to mutually agree within [****] days after the Notice Date, then Bank shall not implement the initially proposed change; provided, however, that if Bank implements such change for other similar clients and within [****] days after such implementation can provide analysis that the change did not have a material adverse effect on such other clients, then VS shall implement the amendment or modifications within [****] days thereafter. In addition, with respect to any change other than a Required Change implemented by Bank, VS shall have the further right within a [****] month period after such implementation by Bank to request an Business Review Committee review of any material adverse financial or operational effects of the amendment or modification, discuss alternatives and to require Bank to remediate the same or revoke the amendment or modification.

3.3     Cardholder Disputes Regarding Goods and/or Services.  VS with Bank’s assistance shall act promptly to investigate and work to resolve disputes with Cardholders regarding Goods and/or Services obtained through VS pursuant to the Plan.  VS shall timely process credits or refunds for Cardholders utilizing the Plan.

3.4     No Special Agreements.  VS will not extract any special agreement, condition or security from Cardholders in connection with their use of a Credit Card, unless approved in advance by Bank in writing.

3.5     Cardholder Disputes Regarding Violations of Law or Regulation.  VS shall assist Bank in further investigating and using its reasonable efforts to help resolve any Applicant or Cardholder claim, dispute, or defense which may be asserted under Applicable Law.

3.6     Payment to VS; Ownership of Accounts; Fees; Accounting.  (a)  VS shall electronically transmit all Transaction Records to Bank in a format acceptable to Bank.  Upon receipt, Bank shall use commercially reasonable efforts to promptly verify and process such Transaction Records, and in the time frames specified herein, Bank will remit to VS an amount equal to the Net Proceeds indicated by such Transaction Records for the Credit Sales Day(s) for which such remittance is made (the “Daily Settlement”).  In the event Bank discovers any discrepancies in the amount of Transaction Records submitted by VS or paid by Bank to VS, Bank shall notify VS in detail of the discrepancy, and credit VS, or net against amounts owed to VS, as the case may be, in a subsequent Daily Settlement.  Bank will transfer funds via Automated Clearing House (“ACH”) to an account designated in writing by VS to Bank (the “VS Deposit Account”).  If Transaction Records are received by Bank’s processing center before 9 am Eastern time on a Business Day, Bank will initiate such ACH transfer the same day and in the event that the Transaction Records are received after 9 am Eastern time on a Business Day, then Bank will initiate such transfer no later than 9 am Eastern time on the following Business Day. Bank shall, as directed by VS, remit funds to (i) one account, or (ii) to one account for each of Victoria’s Secret, Direct, Puerto Rico and BBW, and shall not remit funds to individual Stores.  The term “initiate” shall mean that Bank shall transmit an ACH file to Bank’s financial institution for settlement on the next Business Day.

(b) Bank shall own all the Accounts under the Plan from the time of establishment, and except as otherwise provided herein, VS shall not have any right to any indebtedness on an Account or to any Account payment from a Cardholder arising out of or in connection with any Purchases under the Plan.  Effective upon payment to VS by Bank pursuant to Section 3.6(a), with respect to each Charge Slip VS shall be deemed to have transferred, conveyed, assigned and surrendered to Bank all right, title or interest in all such Charge Slips and in all other rights and writings evidencing such Purchases, if any.

(c) All Transaction Records are subject to review and acceptance by Bank.  In the event of a computational or similar error of an accounting or record keeping nature with respect to such Transaction Records, Bank may credit to VS’s Deposit Account or net against the Net Proceeds (as the case may be) the proper amount as corrected. If the Net Proceeds are insufficient, VS shall remit the proper amount to Bank immediately upon written demand.  Upon any such correction Bank shall give prompt notice and explanation thereof to VS.

(d) Cardholder Terms.

(i) Subject to Applicable Law, Bank shall initially charge each Cardholder the rates and fees set forth in Schedule 3.6(d) (the “Cardholder Terms”).

(ii) See also Schedule 3.6(d).

(e) VS shall obtain and maintain [****] such point of sale terminals, cash registers, network (electronic communication interchange system), telephone or other communication lines, software, hardware and other items of equipment as are necessary for it to request and receive authorizations, transmit Charge Slip and Credit Slip information, process Credit Card Applications and perform its obligations under this Agreement.  The computer programs and telecommunications protocols necessary to facilitate communications between Bank and VS and the Stores shall be determined by Bank from time to time subject to reasonable prior notice of any change in such programs, equipment or protocols.

(f) Bank may if VS fails to pay Bank any amounts due (and such amounts are not subject to a good faith dispute of which Bank has been notified) to Bank pursuant to this Agreement for more than [****] days after the due date, offset such amounts against the Net Proceeds or any other amounts owed by Bank to VS under this Agreement.

3.7     Insertion of VS’s Promotional Materials.  Bank will upon request of VS from time to time insert VS’s promotional materials for VS’s Goods and/or Services, which are provided by VS at VS’s expense, into the Account billing statements and new Credit Card mailers, so long as:  (a) for insertion into Account billing statements, the materials are provided to Bank at least [****] Business Days prior to the scheduled mailing date of such statements; (b) for insertion into new Credit Card mailers, the materials are provided to Bank at least [****] Business Days prior to the scheduled mailing date of such notice; (c) if the materials reference Bank or the Plan in any manner, are approved by Bank as to content, in Bank’s reasonable discretion; (d) the materials meet all size, weight, or other specifications for such inserts as shall be set forth in the Operating Procedures; (e) there is sufficient space in Bank’s standard envelope for the insert in addition to any legally required material, Cardholder notices and other materials which Bank is including in the mailing; and (f) VS pays any and all additional postage costs caused by Bank’s insertion of materials provided by VS, provided that Bank shall first notify VS of any additional postage cost and Bank will include the materials only if instructed by VS to insert regardless of the additional postage costs.

3.8     Payments by Cardholders.  (a)  Except as provided in this Section 3.8, all payments to be made by Cardholders with respect to any amounts outstanding on the Accounts shall be made in accordance with the instructions of Bank and at the location or address specified by Bank.  VS hereby authorizes Bank, or any of its employees or agents, to endorse “COMENITY BANK” upon all or any checks, drafts, money orders or other evidence of payment, made payable to VS and intended as payment on an Account, that may come into Bank’s possession from Cardholders and to credit said payment against the appropriate Cardholder’s Account.  VS further agrees that where, consistent with Section 3.8(b), or such other circumstance authorized by Bank, VS is permitted by Bank to receive any payment made with respect to the Plan, VS will on Bank’s behalf hold such payment in trust for Bank and will include the amount of such payment in the Transaction Records sent to Bank pursuant to this Agreement within [****] Business Days after receipt provided that if, as a result of technical disruptions, any Store locations are not polled within a normal period after the receipt of the payment, VS may transmit such information relating to such Store locations as soon as reasonably practicable after polling is completed.  Bank will charge the amount of such payment against the settlement amount, or, if the settlement amount is insufficient to cover such payments, VS shall remit the amount of such payment, or any unpaid portion thereof, to Bank immediately upon written demand.  Payments made by Cardholders at VS’s Stores shall not be deemed received by Bank until Bank receives and accepts the Transaction Records.  Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless an Account or Purchase is charged back to VS pursuant to the provisions of Sections 3.9 and 3.10 hereof.  Should any payment made by Cardholders at VS’s Stores be made by check and such check is subsequently returned unpaid, VS will include a debit for the face amount of the check plus any actual return check fees paid by VS to its third party depository bank to which the check is first deposited and third party re-presentment to vendor in the Transaction Records sent to Bank pursuant to this Agreement. VS will process such returned check in accordance with the procedures mutually agreed upon in writing by Bank and VS. In the event the return check fees imposed by or through any third party vendor retained by VS for re-presentment of such checks for payment following any initial return increase after the Effective Date, VS shall give Bank written notice of the increase in such fees and Bank shall have the right to discontinue paying the fees imposed by or through such third party re-presentment vendor, in which event, VS may discontinue processing such returned checks through the re-presentment vendor and shall submit checks returned unpaid by the bank of first deposit to Bank.

(b) VS will, consistent with past practices, accept payments from Cardholders for amounts due on Credit Card Accounts (“In-Store Payments”).  Any In-Store Payments received by VS will be held in trust for Bank and its assigns and netted against amounts payable by Bank pursuant to the Daily Settlement (provided that VS shall not be required to keep In-Store Payments separate from other payments received by VS) and evidence of such payments will be transmitted to Bank on a daily basis, provided that (i) if, as a result of technical disruptions, any Store locations are not polled within a normal period after the receipt of the payment, VS may transmit such evidence relating to such Store locations as soon as reasonably practicable after polling is completed or (ii) if transmittal is not possible due to a force majeure event, such transmittal will be completed within a time reasonable under the circumstances.  Notwithstanding the foregoing:

(1) if any bankruptcy or other insolvency proceeding has been commenced against VS (and so long as the same has not been dismissed), VS shall promptly comply with any written instruction (a “Store Payment Notice”) received by VS from Bank or any successor to Bank (Bank or any such successor being the “Servicer”) to take either of the following actions (as specified in such instruction):

(i) cease accepting In-Store Payments and thereafter inform Cardholders who wish to make In-Store Payments that payment should instead be sent to Servicer (but only if the Servicer is required to give such notice); or

(ii) (A) deposit an amount equal to all In-Store Payments received by each retail location operated by VS, not later than the Business Day following receipt, into a segregated trust account (the “Store Account”) established by VS for this purpose and, pending such deposit, to hold all In-Store Payments in trust for Bank and its assigns, (B) use commercially reasonable efforts not to permit any amounts or items not constituting In-Store Payments to be deposited in the Store Account and (C) cause all available funds in each Store Account to be transferred on a daily basis to an account designated in the Store Payment Notice;

provided that VS need not take the actions specified in clause (i) or clause (ii) if VS or any of its Affiliates provides the Servicer with a letter of credit, surety bond or other similar instrument covering collection risk with respect to In-Store Payments and all required conditions with respect to such letter of credit, surety bond or other similar instrument are satisfied;

(2) if and to the extent that Bank so requests in writing at a time when Bank is required to make such request and Bank provides to VS evidence reasonable under the circumstances of such requirement, In-Store Payments shall no longer be netted against amounts payable by Bank pursuant to subsection 3.8(a), but instead VS shall transfer to Bank by ACH of immediately available funds not later than the [****] Business Day following receipt of any In-Store Payments, an amount equal to the sum of such In-Store Payments.  Upon written request, VS and Bank shall work in good faith to agree on an implementation date.

So long as VS complies with instructions delivered in accordance with paragraph (1) or (2), any amounts payable by Bank to VS pursuant to Section 3.6 shall be made without deduction for In-Store Payments.

3.9     Chargebacks.  Bank shall have the right to demand, with appropriate documentation, immediate purchase by VS of any Private Label Purchase or Company Purchase and charge back to VS the unpaid principal balance relating to any such Purchase, for any chargeback reason as set forth in the Operating Procedures. Card Network rules shall also govern the chargeback of any Company Purchase processed through the Card Network.  Notwithstanding Sections 12.4 and 12.5 of the Operating Procedures, Bank will not charge Stores back for the following reasons when a Premium Private Label Chip Card or a Co-Brand Credit Card, as applicable, was properly inserted or “tapped” in-store at POS to process the Purchase: (i) unauthorized signature, (ii) invalid signature, and (iii) no signature at POS.  Bank and VS shall use commercially reasonable efforts to manage the Plan in a manner that minimizes chargebacks including sharing industry practices that may reduce or prevent chargebacks.

3.10     Assignment of Title in Charged Back Purchases.  With respect to any amount of a Purchase to be charged back to and to be purchased by VS, VS shall either pay such amount directly to Bank in immediately available funds or Bank will offset such amount as part of the Net Proceeds to be paid to VS, to the extent the balance thereof is sufficient.  Upon payment of such amount by VS to Bank, or off-setting, as the case may be, Bank shall assign and transfer to VS, without recourse, all of Bank’s right, title and interest in and to such Purchase and will deliver all documentation (or copies) in Bank’s possession, including but not limited to, Cardholder correspondence regarding such Purchase. VS further consents to all extensions or compromises given any Cardholder with respect to any such Purchase, and agrees that such shall not affect any liability of VS hereunder or right of Bank to charge back any Purchase as provided in this Agreement; provided, however, that Bank shall not have the right to charge back for any Purchase the amount of any reductions, or compromises of amounts owed by a Cardholder to Bank.  VS shall not resubmit or re-transmit any charged back Purchases to Bank, without Bank’s prior written consent.

3.11     Promotion of Program and Card Plan; Non-Competition.  (a) Except as otherwise provided in this Section 3.11, VS agrees that in consideration and as an inducement for Bank to make the Plan available to VS as outlined in this Agreement and the Operating Procedures, from the Effective Date and for the Term of this Agreement, VS will not (nor will VS permit any Affiliate to do so on VS’s behalf), without the prior written consent of Bank, contract or establish with any other credit card processor/provider or provide or process on its own behalf any “private label”  or “co-brand” revolving credit or other credit card issuance or processing arrangement or programs similar in purpose to the Plan or to the services and transactions contemplated under this Agreement in the United States, Puerto Rico and other U.S. territories, provided that if either party provides notice of termination pursuant to Section 9.1 of this Agreement or if VS terminates under Sections 9.3 or 9.5, VS may enter into a contract with another “private label” or “co-brand” credit card processor/provider effective on or after termination of this Agreement (and any agreement for preliminary or planning services related thereto shall not violate this provision).

(b) Notwithstanding the foregoing, nothing contained in this Agreement will be construed to prohibit or prevent VS from:  (i) accepting any major general purpose credit card (including without limitation, American Express (and Optima) Card, MasterCard, Visa, or Discover/NOVUS), any form of general purpose debit card or fixed payment (installment) credit programs for Applicants declined by Bank, as a means of payment by Cardholders for purchase of Goods and/or Services; (ii) accepting a proprietary credit card issued by Bank for an Affiliate; (iii) entering into a contract with another credit card provider for a particular state after Bank has terminated (or given notice of such termination) the operation of the Plan in such state pursuant to Section 9.4; (iv) entering into a contract with another credit card provider for the provision of a Second Look Plan described in Section 3.11(c); or (v) accepting any non-credit payment type including, but not limited to, Google Pay, Apple Pay, PayPal, Venmo or other similar payment technology; (vi) notwithstanding 3.11(a), Bank acknowledges that VS utilizes a provider other than Bank to offer a delay pay product with initial zero percent (0%) APR (the “Klarna Product”). VS shall position the Klarna product so as to make clear that it is offered by a third party other than VS or Bank and avoid Customer confusion with the Plan. VS will not permit the Klarna Product to be branded with VS Marks but may permit the use of VS Marks in the ordinary course of business to indicate to consumers that the Klarna product may be or is being used to purchase VS Goods and Services.

(c) See Schedule 3.11, Second Look Plan.

(d) VS shall have the right to pursue other alternatives, including from third party providers, should Bank be unable to meet the needs of VS with respect to mobile payments, e-commerce, international markets or related products, services or functionality for the Plan; provided, however, that Bank shall have a right to participate in any request for proposal sought by VS to provide such products, services or functionality for the Plan if Bank can offer such capabilities within industry-competitive economics, technology and delivery benchmarks.

3.12     Enhanced Customer Service.  Bank will route [****] of VS’s best Cardholders, as identified to Bank by VS, to Bank’s most experienced customer service representatives. VS shall work with Bank to establish a process for VS to provide such best Cardholder information to Bank in a format and cadence as agreed upon by the parties, provided however, that, if at any time the Plan’s Accounts Receivable Balance decreases by more than [****] as compared to the Plan’s Accounts Receivable Balance as of the Effective Date, then Bank may discontinue such routing upon notice to VS.  Prior to any such discontinuance, Bank will discuss with the Business Review Committee alternatives to termination that address Bank’s costs of continuing the routing.  This enhanced customer service routing requirement shall not apply during VS’s scheduled semi-annual sales.

3.13     Test Accounts.  VS may use employees and/or contractors to perform tests (“Program Tests”) of the functionality of Accounts utilizing live credit card accounts and/or credit card plastics (“Test Accounts”) issued by Bank, in which case Bank will provide a list of specific transactions (“Scripts”) for them to perform for certification purposes in connection with the Program Test and in accordance with Bank’s instructions. VS may not use Test Accounts for any purpose other than in accordance with the Program Test(s). Bank may require VS to cease use of Test Accounts in the event VS does not comply with Scripts and/or Bank’s instructions. If Bank supplies a Credit Card plastic for testing swipe functionality, VS must return such plastic immediately following successful certification. In addition: (i) VS must complete tests in a test environment; (ii) Bank will not establish credit lines on the Test Accounts; (iii) purchases made using test Accounts shall not be considered actual Purchases; and (iv) Bank authorizations shall only be in a test scenario and shall not grant actual purchase authorization on a Test Account. Transactions sent to Bank for processing from Test Environment shall be promptly reversed by VS and Bank shall not settle with transactions on Test Accounts.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF VS

Each VS entity hereby jointly and severally represents and warrants to Bank as follows:

4.1     Organization, Power and Qualification.  It is duly qualified and in good standing to do business in all jurisdictions where it is located, except where the failure to so qualify would not have a material adverse effect on the business of such entity, or where the failure to so qualify would not have a material adverse effect on such entity or Bank’s ability to continue operation of the Plan.

4.2     Authorization, Validity and Non-Contravention.  (a)  This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by such entity and is a valid and legally binding agreement of such entity duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(b) No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over such entity is required for, and the absence of which would adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by such entity hereunder and the compliance by such entity with all provisions of this Agreement:  (i) will not conflict with or violate any Applicable Law; and (ii) will not conflict with or result in a breach of or default under any of the terms or provisions of any indenture, loan agreement or other contract or agreement under which such entity is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on such entity, nor will such execution, delivery or compliance violate or result in the violation of the Articles of Incorporation or By-Laws of such entity.

4.3     Accuracy of Information.  All factual information furnished by such entity to Bank in writing at any time pursuant to any requirement of, or furnished in response to any written request of Bank under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by such entity to Bank will be, to the best of such entity’s knowledge, true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information was or will be stated or certified.

4.4     Validity of Charge Slips.  (a) As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, each Charge Slip relating to such Transaction Records shall represent the obligation of a Cardholder in the respective amount set forth therein for Goods sold or Services rendered, together with applicable taxes, if any, and shall not involve any element of credit for any other purpose.

(b) As of the date any Transaction Records are presented to Bank in accordance with the provisions of this Agreement, such entity has no knowledge or notice of any fact or matter which would immediately or ultimately impair the validity of any Charge Slip relating to such Transaction Records, the transaction evidenced thereby, or whether it is able to be collected.

4.5     Compliance with Law.  Any action or inaction taken by such entity (where such entity has a duty to act) in connection with the Plan and the sales of Goods and/or Services and the use and disclosure of Cardholder information by such entity shall be in compliance with all Applicable Law.

4.6     VS’s Name, Trademarks and Service Marks.  VS has the legal right to use and to permit the Bank to use, to the extent set forth herein, the Mark and Name Rights utilized by VS in the conduct of its business.

4.7     Intellectual Property Rights.  In the event VS provides any software or hardware to Bank, VS has the legal right to such software or hardware and the right to permit Bank to use such software or hardware, and such use shall not violate any intellectual property rights of any third party.  Any software or other technology developed by or for VS or its Affiliates, to facilitate the Program, including but not limited to, software and software modifications developed in response to Bank’s request or to accommodate Bank’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of VS and/or its Affiliates.  Nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by VS and/or its Affiliates.

4.8     Sales and Company Information.  VS shall furnish to Bank a complete and accurate list of the Card Network Merchant Identification Number(s) associated with Company Purchases (and during the BBW Post-Separation Period, BBW Merchant identification Numbers for BBW Purchases) to be made hereunder and, thereafter, VS shall provide not less than [****] days’ written notice to Bank prior to any changes to such Merchant Identification Numbers. If VS is unable or fails to provide the Merchant Identification Numbers, Bank shall be excused from its obligation to make any payments or award any reward credits that are dependent upon an accurate accounting of Company Purchases or the identification of Company Purchases. VS shall be solely responsible for reporting complete and accurate Merchant Identification Numbers to Bank.

SECTION 5.  COVENANTS OF VS

VS hereby covenants and agrees as follows:

5.1     Notices of Changes.  VS will as soon as reasonably possible notify Bank of any:  (a) change in the name or form of business organization of  any VS entity, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of any VS entity or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any Change of Control of any VS entity; (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on any VS entity; or (d) the planned opening or closing of any Store.  VS will furnish such additional information with respect to any of the foregoing as Bank may reasonably request for the purpose of evaluating the effect of such change on the financial condition and operations of any VS entity and on the Plan.

5.2     Financial Statements.  In the event VS ceases to be publicly traded company, VS shall make available to Bank [****] the following information:  [****].

5.3     Inspection.  VS will permit, if Bank has reasonable cause to do so, authorized representatives designated by Bank, at Bank’s expense, to visit and inspect, to the extent permitted by Applicable Law, any of VS’s books and records pertaining to Transaction Records and the Plan and to make copies and take extracts there from, and to discuss the same with its officers and independent public accountants, all at such reasonable times during normal business hours.

5.4     VS’s Business.  VS shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the sale of Goods and/or Services.

5.5     Insurance.  VS shall self-insure or at its option maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other companies within VS’s industry engaged in similar businesses as VS.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BANK

Bank hereby represents and warrants to VS as follows:

6.1     Organization, Power and Qualification.  Bank is a Delaware state bank duly organized, validly existing and in good standing under the laws of the United States of America and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.  Bank is duly qualified and in good standing to do business in all jurisdictions where such qualification is necessary for Bank to carry out its obligations under this Agreement.

6.2     Authorization, Validity and Non-Contravention.  (a)  This Agreement has been duly authorized by all necessary corporate proceedings, has been duly executed and delivered by Bank and is a valid and legally binding agreement of Bank duly enforceable in accordance with its terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(b) No consent, approval, authorization, order, registration or qualification of or with any court or regulatory authority or other governmental body having jurisdiction over Bank is required for, and the absence of which would materially adversely affect, the legal and valid execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by Bank hereunder and the compliance by Bank with all provisions of this Agreement:  (i) will not conflict with or violate any Applicable Law; (ii) will not conflict with or result in a breach of the terms or provisions of any indenture, loan agreement or other contract or agreement under which Bank is an obligor or by which its property is bound where such conflict, breach or default would have a material adverse effect on Bank, nor will such execution, delivery or compliance violate or result in the violation of the Charter or By-Laws of Bank or any applicable law or statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Bank.

6.3     Accuracy of Information.  All factual information furnished by Bank to VS in writing at any time pursuant to any requirement of, or furnished in response to any written request of VS under this Agreement or any transaction contemplated hereby has been, and all such factual information hereafter furnished by Bank to VS will be to the best of Bank’s knowledge true and accurate in every respect material to the transactions contemplated hereby on the date as of which such information has or will be stated or certified.

6.4     Compliance with Law.  Any action or inaction taken by Bank (where Bank has a duty to act) in connection with the Plan shall be in compliance with all Applicable Law, including, without limitation, all Consumer Laws.

6.5     Intellectual Property Rights.  In the event Bank provides any software or hardware to VS, Bank has the legal right to such software or hardware and the right to permit VS to use such software or hardware, and such use shall not violate any intellectual property rights of any third party.  Any software or other technology developed by or for Bank or its Affiliates, to facilitate the Program, including but not limited to, software and software modifications developed in response to VS’s request or to accommodate VS’s special requirements and all derivative works, regardless of the developer thereof, will remain the exclusive property of Bank and/or its Affiliates.  Nothing in this Agreement shall be deemed to convey a proprietary interest to VS or any third party in any of the software, hardware, technology or any of the derivative works thereof which are owned or licensed by Bank and/or its Affiliates.

SECTION 7.  COVENANTS OF BANK

Bank hereby covenants and agrees as follows:

7.1     Notices of Changes.  Bank will as soon as reasonably possible notify VS of any:  (a) change in the name or form of business organization of Bank, change in the location of its chief executive office or the location of the office where its records concerning the Plan are kept; (b) merger or consolidation of Bank or the sale of a significant portion of its stock or of any substantial amount of its assets not in the ordinary course of business or any change in the control of Bank; or (c) material adverse change in its financial condition or operations or the commencement of any litigation which would have a material adverse effect on the Plan.  Bank will furnish such additional information with respect to any of the foregoing as VS may reasonably request for the purpose of evaluating the effect of such transaction on the financial condition and operations of Bank and on the Plan.

7.2     Financial Statement.  Bank shall furnish to VS upon request by VS and as soon as available the following information pertaining to Bank:  (a) a consolidated balance sheet as of the close of each fiscal year; (b) a consolidated statement of income, retained earnings and paid-in capital to the close of each fiscal year; (c) a consolidated statement of cash flow to the close of each such period; and (d) a copy of the opinion submitted by Bank’s independent certified public accountants in connection with such of the financial statements as have been audited.

7.3     Inspection.  (a)  Bank will permit, [****] unless VS has reasonable cause to request more frequent access, authorized representatives designated by VS, at VS’s expense, to visit and inspect, to the extent permitted by Applicable Law, any of Bank’s books and records pertaining to the (i) Co-Funded Marketing Fund contributions and Royalty Payments, all as set forth in Schedule 1.1, and (ii) the Debt Cancellation Program and Enhancement Marketing Services net profit sharing as set forth in Section 2.9 and to make copies and take extracts therefrom, and to discuss the same with its officers and independent public accountants, all at such reasonable times during normal business hours.

(b) Bank shall permit VS, [****] unless VS has reasonable cause to request more frequent access or as otherwise allowed in the Agreement, during normal business hours and upon reasonable notice, and in a manner which does not disrupt the operations, to visit the offices at which services relating to the Plan are provided, to review and monitor the activities of Bank and its subcontractors with respect to the performance of services hereunder. Bank shall provide VS with a copy of any annual Type II SAS 70 technical audits performed on the servicing of the Accounts by its outside auditors.

7.4     Bank’s Business.  Bank shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and to comply with all Applicable Laws in connection with its business and the issuance of credit by Bank.

7.5     Insurance.  Bank shall maintain insurance policies with insurers and in such amounts and against such types of loss and damage as are customarily maintained by other banks engaged in similar businesses as Bank (but including, without limitation cyber coverage).

SECTION 8.  INDEMNIFICATION; CLAIMS AND ACTIONS

8.1.     Indemnification by VS.  Each Participating Affiliate hereby jointly and severally agrees to  indemnify Bank, its Affiliates and the directors, officers, employees and agents of Bank or any Affiliate of Bank (each, a “Related Party”) against, and agrees to hold them harmless from, (a) any and all losses, claims, damages and liabilities (including, without limitation, the legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or any claim asserted) (“Damages”) incurred or suffered by any of them arising out of or in any way related to any misrepresentation, breach of any warranty or nonperformance of any obligation made by such entity under this Agreement, and (b) claims relating to any personal or bodily injury or property damage alleged to be caused by the sale of Goods or rendering of Services by such Participating Affiliate, and (c) (i) claims based upon a Participating Affiliate’s failure to perform its obligations under this Agreement, or its or its Related Parties’ negligence or willful misconduct or  failure to comply with any Applicable Law, (ii) claims by employees or subcontractors of a Participating Affiliate arising from this Agreement (other than claims based upon a Participating Affiliate’s or its Related Parties’ negligence or willful misconduct), and (iii) third-party claims (including, without limitation, any demand, suit, proceeding, subpoena, request for information, civil investigative proceeding or demand or civil proceeding from a private party, government agency or regulatory authority) that arise from, or may be [****] to, Security Incidents caused by a Participating Affiliate’s breach of Section 10.17 of this Agreement. During the BBW Post-Separation Period, BBW shall be considered a Related Party.

8.2     Indemnification by Bank.  Bank hereby indemnifies the Participating Affiliates and their Related Parties against, and agrees to hold them harmless from, (a) any and all Damages incurred or suffered by any of them arising out of or in any way related to any misrepresentation, breach of any warranty, or nonperformance of any obligation made by Bank under this Agreement and (b) (i) claims based upon Bank’s failure to perform its obligations under this Agreement, its or any of its Related Parties’ negligence or willful misconduct or its failure to comply with any Applicable Law (including, without limitation, any Consumer Law), (ii) claims by employees or subcontractors of Bank arising from this Agreement (other than claims based upon a Participating Affiliate’s or any of its Related Parties’ negligence or willful misconduct), (iii) claims relating to acts or omissions of Bank and its agents in connection with the collection of amounts owing from Cardholders, (iv) claims relating to the submission by Bank or its agents of data concerning Cardholders to credit agencies, and the use and disposal of data concerning Cardholders received by Bank from credit agencies), even if Bank has been advised of the possibility of such claims,  (v) third-party claims (including, without limitation, any demand, suit, proceeding, subpoena, request for information, civil investigative proceeding or demand or civil proceeding from a private party, government agency or regulatory authority) that arise from, or may be in any way attributable to, Security Incidents caused by Bank’s breach of Section 10.17 of this Agreement, and (vi) claims related to Bank’s failure to comply with Level A or Level AA Success Criteria and Conformance Requirements of the WCAG 2.1, including, without limitation, claims asserted under federal, state, or local public accommodations laws predicated on allegations that any electronic or digital Services under this Agreement (including any website or mobile applications) is not accessible to disabled persons.

8.3.     Third Party Claims.  (a)  Bank shall not be liable to the Participating Affiliates for or in connection with any claim made against a Participating Affiliate by any other Person relating in any manner to this Agreement or to any services or any other transactions contemplated hereby (other than (i) claims based upon Bank’s failure to perform its obligations under this Agreement, its or any of its Related Parties’ negligence or willful misconduct or its failure to comply with any Applicable Law (including, without limitation, any Consumer Law), (ii) claims by employees or subcontractors of Bank arising from this Agreement (other than claims based upon a Participating Affiliate’s or any of its Related Parties’ negligence or willful misconduct), (iii) claims relating to acts or omissions of Bank and its agents in connection with the collection of amounts owing from Cardholders, (iv) claims relating to the submission by Bank or its agents of data concerning Cardholders to credit agencies, and the use and disposal of data concerning Applicants or Cardholders received by Bank from credit agencies), even if Bank has been advised of the possibility of such claims,(v) third-party claims (including, without limitation, any demand, suit, proceeding, subpoena, request for information, civil investigative proceeding or demand or civil proceeding from a private party, government agency or regulatory authority) that arise from, or may be in any way attributable to, Security Incidents caused by Bank’s breach of Section 10.17 of this Agreement, and (vi) claims related to Bank’s failure to comply with Level A or Level AA Success Criteria and Conformance Requirements of the WCAG 2.1, including, without limitation, claims asserted under federal, state, or local public accommodations laws predicated on allegations that any electronic or digital Services under this Agreement (including any website or mobile applications) is not accessible to disabled persons).   For the avoidance of doubt, nothing in this Section 8.3 shall be construed to relieve the Bank of its obligations and responsibilities set forth in Section 8.2 and Section 10.17 of this Agreement.

(b) A Participating Affiliate shall not be liable to Bank for or in connection with any claim made against Bank by any other Person relating in any manner to this Agreement or to any services or other transactions contemplated hereby (other than (i) claims based upon a Participating Affiliate’s failure to perform its obligations under this Agreement, its or any of its Related Parties’ negligence or willful misconduct or its failure to comply with any Applicable Law (including, without limitation, any Consumer Law), (ii) claims by employees or subcontractors of a Participating Affiliate arising from this Agreement, (iii) claims relating to Goods and/or Services, even if such Participating Affiliate has been advised of the possibility of such claims, and (iv) third-party claims (including, without limitation, any demand, suit, proceeding, subpoena, request for information, civil investigative proceeding or demand or civil proceeding from a private party, government agency or regulatory authority) that arise from, or may be in any way attributable to, Security Incidents caused by VS’s breach of Section 10.17 of this Agreement.  For the avoidance of doubt, nothing in this Section 8.3 shall be construed to relieve a Participating Affiliate of its obligations and responsibilities set forth in Section 8.1 and Section 10.17 of this Agreement.

(c) Each party shall exert its good faith efforts to notify the other of any claims described in clauses (i) through (iv) of subsections (a) and (b) above of which such party receives notice.

8.4.     Dispute Resolution and Actions.  The parties shall use their commercially reasonable efforts to resolve informally any claim of either party under this Agreement.  No action at law or in equity may be instituted by any party with respect to any such claim unless such party has satisfied its obligation under the first sentence of this Section 8.4.

8.5.     Limitation on Actions.  No action against either party, regardless of form, arising out of or incidental to the matters contemplated by this Agreement, may be brought by the other party more than four (4) years after the event giving rise to such cause of action occurred and is known or upon the exercise of reasonable diligence should have been known to the injured party.  For the avoidance of doubt, this Section shall not apply to or limit any third party claims.

8.6.     Reimbursement for Losses.  If, as a result of any claim made by Bank against any third party (including, but not limited to, an insurer), Bank actually receives from such third party cash proceeds (or non-cash proceeds, whether in the form of goods or services) which represent, in whole or in part, compensation for or reimbursement of losses or costs actually incurred by a Participating Affiliate, then Bank will hold that portion of such proceeds fairly allocable to such Participating Affiliate (taking into consideration all losses or costs actually incurred by all parties for whose benefit such payments have been received) in trust on behalf of such Participating Affiliate and will promptly pay over to such Participating Affiliate such allocable amount of any such cash proceeds (or, as to non-cash proceeds, the allocable portion or, at the discretion of Bank, the cash equivalent thereof).

8.7.     Survival.  The provisions of this Section 8 shall survive the termination of this Agreement.

SECTION 9.  TERM AND TERMINATION

9.1     Term.  Except as otherwise specifically set forth herein, this Agreement shall become effective as of the Effective Date when executed by authorized officers of each of the parties and shall remain in effect until seven (7) years after the first day of the Co-Brand Full Launch (the “Initial Term”) and shall automatically renew for successive one-year terms (each a “Renewal Term”) thereafter unless either party provides the other with at least [****] month’s written notice of its intention to terminate the Agreement prior to the expiration of the Initial Term or then current Renewal Term, or unless otherwise terminated as provided herein. Notwithstanding the foregoing, if the Co-Brand Full Launch does not occur on or before December 31, 2023, Bank may terminate this Agreement and the Prior Agreement shall be re-instated in its entirety and govern the PLCC Plan.

9.2     Termination with Cause by Bank; Bank Termination Events.  Any of the following conditions or events shall constitute a “Bank Termination Event” hereunder, and Bank may terminate this Agreement immediately with notice, but without any further action if VS causes such Bank Termination Event to occur and be continuing:

(a) If VS shall:  (i) generally not pay its debts as they become due; (ii) file, or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of such entity to perform under this Agreement or the Plan; (vii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (viii) have a materially adverse change in its financial condition indicated by receiving a bond downgrade or being downgraded by a rating agency to a rating below a [****] according to Standard & Poor’s index or an equivalent rating from a comparable source; or

(b) If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by such entity, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of such entity, or if any petition for any such relief shall be filed against such entity and such petition shall not be dismissed within [****] days; or

(c) If VS shall default in the performance of or compliance with any material term or violates in a material manner any of the covenants, representations, warranties or agreements contained in this Agreement (including, without limitation, any material breach by VS of Section 10.17 of this Agreement) and VS shall not have remedied such default within [****] days after written notice thereof shall have been received by VS from Bank; or

(d) As set forth in Section 9.1.

9.3     Termination with Cause by VS; VS Termination Events.  Any of the following conditions or events shall constitute a “VS Termination Event” hereunder, and VS may terminate this Agreement immediately with notice, but without any further action (unless provided otherwise) if Bank causes such VS Termination Event to occur and be continuing:

(a) If Bank shall:  (i) generally not be paying its debts as they become due; (ii) file or consent by answer or otherwise to the filing against it, of a petition for relief, reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (iii) make an assignment for the benefit of its creditors; (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers for itself or of any substantial part of its property; (v) be adjudicated insolvent or be liquidated; (vi) take corporate action for the purpose of any of the foregoing and such event shall materially adversely affect the ability of Bank to perform under this Agreement or the operation of the Plan; (vii) receive an adverse opinion by its auditors or accountants as to its viability as a going concern; or (viii) have a materially adverse change in its financial condition, including, but not limited to Bank being downgraded by a rating agency to a rating below an investment grade rating; or

(b) If a court or government authority of competent jurisdiction shall enter an order appointing, without consent by Bank, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Bank, or if any petition for any such relief shall be filed against Bank and such petition shall not be dismissed within [****] days; or

(c) If Bank shall default in the performance of or compliance with any material term (other than the Service Standards) or violates in a material manner any of the covenants, representations, warranties or agreements contained in this Agreement (including, without limitation, any material breach by Bank of Section 10.17 of this Agreement) and Bank shall not have remedied such default within [****] days after written notice thereof shall have been received by Bank from VS; or

(d) A Service Standard Termination Event as specified in Schedule 9.3 shall have occurred; or

(e) If Bank terminates the operation of the Plan in one or more states or jurisdictions and the gross dollar value of Purchases in the [****] consecutive month period following any such termination would, as a result of such termination, reasonably be expected to decrease by more than [****] as compared to the gross dollar value of Purchases in the [****] consecutive month period immediately prior to such termination.  If Bank, at different times, terminates the operation of the Plan in more than one state or jurisdiction, then the amount of the decrease in the gross dollar value of Purchases following each such termination shall be aggregated to determine whether the above threshold has been met; or

(f) If Bank fails to pay VS any amounts due through Daily Settlement within [****] days of when such payments are due; or

(g) If Bank falls below the minimum requirements to remain adequately capitalized, as determined by Bank’s primary federal regulator, and Bank has not remedied such failure and notified VS of such remedy within [****] days after the day that Bank first failed to satisfy such capital requirement;

(h) As set forth in Section 9.7; or

(i) If a Total Sales Threshold Termination Event as specified in Schedule 9.3 shall have occurred.

9.4     Termination of Particular State.  In addition, Bank may terminate the operation of the Plan in a particular state if the Applicable Law of the state or jurisdiction is amended or interpreted in such a manner so as to render all or any part of the Plan illegal or unenforceable, and in such event Bank will, if requested, assist VS with finding a new credit provider for such state.  Bank will provide VS with as much advance notice of such termination as is reasonable under the circumstances.

9.5    Purchase of Accounts. Upon termination of this Agreement, VS or its Nominated Purchaser will have the option to purchase all the Accounts and then-outstanding Account balances related thereto except for those Accounts previously written-off by Bank and those in litigation (in accordance with the write-off policy then applicable to the Plan and subject to the terms of any securitization of such Account balances) without recourse to Bank, and will be provided with the Master File Information set forth in Schedule 2.8 and such other information as mutually agreed by the parties. All securitized receivables will be transferred back to Bank prior to the purchase. The purchase price for the Accounts shall be [****].  If accounts are purchased more than [****] days after termination, fair market value shall be determined by assuming a viable, ongoing program with VS in the valuation.  If the parties are unable to mutually agree to the fair market value of the receivables within [****] days of a requested valuation, the Business Review Committee shall select a neutral party to determine the fair market value.  The cost for such neutral appraisal shall be incurred equally by the parties. If the Business Review Committee cannot together agree on the neutral party to determine the fair market value, then each party shall select, retain, and pay the full cost of its own such recognized, experienced professional, and those two professionals shall together select a professional appraiser (entity or individual) with recognized standing and experience in valuing retail credit card portfolios (the “Appraiser”).  Each of Bank and VS (and/or its designee) shall jointly provide such information to the Appraiser as is necessary to permit the Appraiser to provide a valuation as of a common date, which shall be within a reasonable time of the date the Appraiser was retained.  The Parties shall use commercially reasonable efforts to minimize transaction costs and Bank shall provide VS and the Nominated Purchaser and their respective representatives reasonable access to the records and accounts for the purpose of conducting due diligence investigations to determine whether they wish to purchase the Accounts and Account balances and shall provide as soon as reasonably practicable (but in no event more than [****] days following a request therefore from VS or its Nominated Purchaser) a master file of the Accounts (which shall include data for at least the [****] month period preceding the month in which the master file is requested and shall be updated upon request of VS); provided, however, that Bank shall be entitled to require any Nominated Purchaser to enter into customary confidentiality arrangements before providing it with such access.  Beginning [****] months prior to the expiration of the Initial Term or any Renewal Term, Bank will, upon VS’s request, but no more than [****], provide VS with Bank’s standard master file of monthly Plan data and Bank shall provide VS, within [****] weeks after such request, the Plan metrics set forth in Schedule 9.5, RFP Plan Metrics, in order to permit potential third party purchasers (who have executed a non-disclosure agreement with Bank containing terms and conditions customary in the industry) to value a portfolio in the marketplace. The Parties shall promptly negotiate in good faith and execute a purchase agreement for the Accounts and Account balances to be repurchased.  The Parties shall not unreasonably withhold or delay execution of such purchase agreement or any other documents necessary to effectuate such sale.  The Parties shall use reasonable efforts to ensure that the closing for the repurchase of the Accounts and Account balances occurs as promptly as reasonably practicable following the execution of such purchase agreement.  All payments by VS or its Nominated Purchaser pursuant to this Section 9.5 shall be made on the date of the completion of the purchase transaction. If VS exercises its option to purchase the Accounts, or have the Accounts purchased by a Nominated Purchaser: (a) Bank will provide reasonable cooperation as is typical within the credit card industry regarding the transfer of the Accounts to a new processor including, without limitation, provision of a Cardholder master file updated on a quarterly basis; (b) Bank will upon termination of this Agreement destroy any Customer lists provided to it by VS; (c) Bank shall subject to the terms of mutually agreeable Purchase Agreement between Bank and the new processor agree to transfer its rights in the eligible Accounts upon the closing thereof; and (d) after termination of this Agreement, consummation of the Purchase and conversion of the purchased Accounts to the new provider, Bank shall not thereafter solicit any of the Cardholders (except for any Accounts not included by Bank in the sale), based on such Cardholder’s status as a Plan Cardholder, with respect to any loan, product or service.  Upon any termination of this Agreement, (i) VS (at its sole expense) shall notify all Cardholders that Bank is no longer the processor of their Credit Card accounts, and (ii) VS and Bank shall cooperate in facilitating the transition to a new processor. If at any time within

[****] months after termination of this Agreement VS elects to enter into a private label or co-brand credit program with another provider or starts such program for itself, then VS or its Nominated Purchaser shall be obligated to purchase the Accounts and receivables related thereto as set forth above.  Bank shall provide reasonable assistance in connection with the conversion of the Accounts and Account balances to the systems of VS or the Nominated Purchaser, including provision of termination assistance services in accordance with the provisions of this Agreement, as specified in Section 9.8, until such conversion occurs. If VS elects not to purchase the Accounts, or have the Accounts purchased by a Nominated Purchaser, then upon termination of this Agreement (A) Bank shall remain the owner of the Accounts and receivables, (B) Bank shall destroy all Customer lists provided to it by VS, and (C) VS shall have the right to retain the Cardholder list as a part of VS’s customer database with no restrictions as to its use other than those that may be imposed by Applicable Law.  Notwithstanding Bank’s ownership of the Accounts and receivables, Bank agrees that Bank will not sell the Accounts and associated receivables to, or rebrand the Accounts for the benefit of, any specialty retailer that competes with VS in the marketplace including, without limitation, [****] including all divisions, subsidiaries and brands of any of the foregoing.

9.6     Remedies for Failure to Meet Service Standards.  (a)  Each time a Service Event occurs, Bank shall:  (i) promptly investigate the root cause(s) of the failure and deliver to VS a written report identifying such root cause(s); (ii) use commercially reasonable efforts to correct the problem and to begin meeting such Service Standard as soon as practicable; (iii) provide to VS a schedule and plan for correction of the root cause(s) of the Service Events, and (iv) at VS’s request, advise VS of the status of such corrective efforts.

(b) In the event more than [****] Service Events occur during any calendar month, Bank will, in addition to those steps set forth in Section 9.6(a), arrange for a senior executive of Bank to meet with a senior executive of VS to discuss the items delivered under Section 9.6(a).

(c) See Schedules 1.2 and 9.3.

9.7     Cardholder Satisfaction Survey. (a) Bank shall perform and fund a Cardholder Satisfaction Survey at least quarterly, the results of which shall be delivered to VS within [****] days after the end of the quarter.  If overall Cardholder Satisfaction Survey indicates a “Satisfaction Rating” (as defined below) that is less than [****], then, within [****] days of VS’s request, the Program Strategy Committee will discuss the potential cause for the Satisfaction Rating decrease, including the incoming call mix.  In addition, the Program Strategy Committee may discuss an action plan that can be executed within [****] days and at VS’s request, the frequency of the Cardholder Satisfaction Surveys shall increase to monthly until such time as the Satisfaction Rating increases to [****].

(b)    Subject to Section (d), below, in the event that the Satisfaction Rating is less than [****] for each of [****] consecutive months, and such Satisfaction Rating is not the result of VS’s actions or omissions, or a change in the incoming call mix, then VS may terminate this Agreement by providing Bank with written notice of termination upon VS’s receipt of the report indicating Bank’s fourth consecutive month of failing to achieve at least a [****] Satisfaction Rating (such event being a “Cardholder Satisfaction Survey Failure”).

(c) The “Satisfaction Rating” for the Cardholder Satisfaction Survey shall be measured by Bank using scores achieved from the overall Cardholder satisfaction category and aggregating the scores from the top [****] highest available ratings on the ratings response scale.  The ratings response scale shall contain [****] possible response selections.

(d) The parties will work together in good faith through Business Review Committee to mutually agree, on or before December 31, 2022, upon new survey criteria and corresponding Satisfaction Ratings as set forth in paragraphs (a) through (c), above, that more appropriately reflect the current incoming call mix. Notwithstanding the foregoing, paragraphs (a) through (c) shall apply until such time as the parties agree to new survey criteria; provided that VS shall not be entitled to exercise its right to terminate this Agreement on account of a Customer Satisfaction Survey Failure occurring prior to the earlier of (i) the establishment of new survey criteria and corresponding Satisfaction Rating pursuant to this clause (d) and (ii) December 31, 2022.  Thereafter, in the event that Bank's survey methodology changes, or other business impacts occur that affect the survey criteria for the Cardholder Satisfaction Survey, the parties will work together in good faith through the Business Review Committee to mutually agree upon new survey metrics and corresponding Satisfaction Ratings that more appropriately reflect the current incoming call mix. Notwithstanding the foregoing, the existing Satisfaction Survey shall apply until such time as the parties agree to new survey criteria.

9.8     Term Extension.  Upon VS’s request, Bank agrees that the Term of this Agreement will be extended for a period of up to [****] months beyond any scheduled expiration or termination date in order to accommodate a sale and conversion of the Plan portfolio; provided, however, that, during any such extension period, neither party shall pay to the other the Program Economics. The parties shall enter into a written agreement confirming the extension and setting forth the termination date.

9.9     Effects of Termination. Except with regard to services to be provided as Termination Assistance as set forth in Section 9.10, upon the expiration or termination of this Agreement, unless the Bank and VS otherwise mutually agree, the Plan shall cease.  Consistent with the Termination Assistance Services described in Section 9.10, the Bank and VS shall cooperate to ensure the orderly wind-down or transfer of the Plan.

9.10     Termination Assistance.  (a)  Upon notice of termination of the Agreement, Bank shall provide at its expense Termination Assistance Services for [****] months in order to provide VS with an orderly transition to a new provider or to an in-house platform.  “Termination Assistance Services” shall include reasonable and customary items performed by a card issuing partner and its service providers as outlined in Schedule 9.10.

(b) Additionally, if a new processor desires to purchase the Plan portfolio from Bank at the end of the Term and requests Bank to provide interim servicing prior to conversion to such processor’s platform, Bank agrees to negotiate in good faith with such provider for an interim servicing agreement for a period not to exceed [****] months upon terms, conditions and fees which are customary within the credit card industry for such interim servicing on a cost plus basis, including provision of the Termination Assistance Services outlined in paragraph A of Schedule 9.10.

SECTION 10.  MISCELLANEOUS

10.1     Entire Agreement. This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof and merges all prior discussions between them, including without limitation the Prior Agreement.

10.2     Coordination of Public Statements.  Except as required by Applicable Law, neither party will make any public announcement of the Plan or provide any information concerning the Plan to any representative of any news, trade or other media without the prior approval of the other party, which approval will not be unreasonably withheld.  Neither party will respond to any inquiry from any public or governmental authority, except as required by law, concerning the Plan without prior consultation and coordination with the other party.  Upon Bank’s reasonable request from time to time, VS in its sole discretion may provide references or participate in marketing campaigns or testimonial initiatives for Bank regarding the services provided by Bank in connection with the Plan.

10.3     Amendment.  Except as otherwise provided for in this Agreement, the provisions herein may be modified only upon the mutual agreement of the parties, however, no such modification shall be effective until reduced to writing and executed by both parties.

10.4     Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party which will not be unreasonably withheld.  Notwithstanding the foregoing, (i) Bank may from time to time assign any or all of its rights and obligations hereunder to any Affiliate of Bank, provided that any such assignee of Bank’s obligations hereunder shall have the capability to perform such obligations without impairing the quality of the services provided to VS, (ii) Bank may from time to time sell accounts receivable for securitization, retaining its processing and servicing obligations with respect thereto (it being understood that (A) the purchaser of such accounts receivable shall have no recourse against VS for any reason whatsoever, and (B) notwithstanding anything to the contrary in this Agreement, Bank hereby indemnifies VS and its Affiliates against, and agrees to hold them harmless from, any and all Damages incurred or suffered by any of them in connection with any claims made by such purchaser), (iii) Victoria’s Secret, Direct and Puerto Rico, shall each assign or otherwise transfer all of its rights and obligations under this Agreement (A) to the purchaser of all or substantially all of its assets, or (B) to any corporation which is its successor (whether by merger, consolidation or otherwise) thereto.

(b) In lieu of the requirements of Section 10.4(a)(iii), in the event of a change in ownership interests or a sale of all or substantially all of the assets of one of either Victoria’s Secret, Direct or Puerto Rico (“Purchased Affiliate”) to an un-Affiliated party (“Unaffiliated Purchaser”), then upon mutual agreement by Bank and the unsold/non-transferred VS entity (“Remaining Affiliate”), VS shall require that the un-Affiliated Purchaser either (A) enter into this Agreement with Bank by assignment or other written agreement, or (B) enter into a new private label credit card program agreement with Bank governing the continuation of the Plan for the remainder of the then current term for the Purchased Affiliate on substantially the same terms and conditions as set forth in this Agreement.  In the event of an assignment to an Un-Affiliated entity or an Un-Affiliated entity entering into a new private label credit card agreement pursuant to 10.4(a)(iii) and this 10.4(b), VS and Bank shall negotiate, in good faith, in order to mutually agree to equitably adjust the Program Economics in Schedule 1.1.

10.5     Waiver.  No waiver of the provisions hereto shall be effective unless in writing and signed by the party to be charged with such waiver.  No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing.  No failure or delay on the part of either party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

10.6     Severability.  If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either party, in which case this Agreement may be terminated by the affected party, without penalty.

10.7     Notices.  All communications and notices pursuant hereto to either party shall be in writing and addressed or delivered to it at its address shown below, or at such other address as may be designated by it by notice to the other party, and shall be deemed given when delivered by hand, or two (2) Business Days after being mailed (with postage prepaid) or when received by receipted courier service:

If to Bank:	If to VS:
Comenity Bank	Victoria’s Secret Stores, LLC
One Righter Parkway, Suite 100	4 Limited Parkway
Wilmington, DE 19803	Reynoldsburg, OH 43068
Attn.: President	Attn.: Vice President and Treasurer

With a Copy to:	With a Copy to:
Law Department	Senior Vice President and
Comenity LLC	General Counsel
3095 Loyalty Circle	Victoria’s Secret Stores, LLC
Columbus, OH 43219	4 Limited Parkway
Reynoldsburg, OH 43068

10.8     Captions and Cross-References.  The table of contents and various captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any Section are to such Section of this Agreement.

10.9     GOVERNING LAW.  THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL, SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE DICTATES OF THE CONFLICTS OF LAW PROVISIONS OF DELAWARE OR ANY OTHER JURISDICTION, AND THE PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE IN THE UNITED STATES FEDERAL DISTRICT COURT OF DELAWARE OR ANY OF THE STATE COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE.

10.10     Counterparts.  This Agreement may be signed in one or more counterparts, all of which shall be taken together as one agreement.

10.11     Force Majeure. (a)  No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent the default or delay is caused, directly or indirectly, by a Force Majeure Event; provided, however, that the non-performing party is without fault or negligence and the default or delay could not have been prevented by commercially reasonable precautions.

(b) A non-performing party shall be obligated to promptly notify the other party of its inability to perform and to use commercially reasonable efforts to continue to perform and to mitigate the impact of its non-performance notwithstanding the Force Majeure Events.

(c) The following shall not be considered a Force Majeure Event:  (a) the failures of independent third party service providers in performing the services unless such failures are attributable to a Force Majeure Event; (b) strikes or labor shortages, where such labor actions are taken against a party, its Affiliates or its Affiliates’ subcontractors, (c) the failure to perform by an Affiliate of a party or any third party service provider, agent or subcontractor of such party unless such failure is attributable to a Force Majeure Event.

10.12     Background Checks.  Bank warrants that it shall conduct, in compliance with all Applicable Laws and local country customs, a criminal background check on each individual assigned to support the Plan, which criminal background check shall include an investigation with respect to each such individual in (i) the country in which such individual is a permanent resident, (ii) the country which is the primary work location for such individual, if different than the country of permanent residence and (iii) in the event such individual has been assigned a U.S. Social Security number, the United States.  Bank shall not assign an individual to support the Plan whose background check is not consistent with the information provided by such individual (other than immaterial de minimus discrepancies) or reveals a criminal background.

10.13     Survival.  No termination of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination.  No powers, obligations, duties, rights, indemnities, liabilities, covenants or warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except for the following Sections:  Section 2.3(d)(iii), Section 2.10, Section 3.3, Section 3.5, Section 3.6, Section 3.8, Section 3.9, Section 3.10, Section 8, Section 9.5, Section 9.9, Section 9.10, Section 10.7, Section 10.9, Section 10.11, Section 10.13, Section 10.17, Section 10.18, and Section 10.19.

10.14     Mutual Drafting.  This Agreement is the joint product of Bank and VS and each provision hereof has been subject to mutual consultation, negotiation and agreement of Bank and VS; therefore to the extent any language in this Agreement is determined to be ambiguous, it shall not be construed for or against any party based on the fact that either party controlled the drafting of the document.

10.15     Independent Contractor.  (a)  The parties hereby declare and agree that Bank is engaged in an independent business, and shall perform its obligations under this Agreement as an independent contractor; that any of Bank’s personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of Bank and are not agents, employees, Affiliates, or subcontractors of VS; that Bank has and hereby retains the right to exercise full control of and supervision over the performance of Bank’s obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the Bank’s agents, employees, Affiliates, or subcontractors, including compliance with workers’ compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that Bank shall be responsible for Bank’s own acts and those of Bank’s agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, Bank does not undertake by this Agreement or otherwise to perform any obligation of VS, whether regulatory or contractual, or to assume any responsibility for VS’s business or operations.

(b)  The parties hereby declare and agree that VS is engaged in an independent business; that any of VS’s or Participating Affiliates’ personnel performing the services hereunder are agents, employees, Affiliates, or subcontractors of VS and are not agents, employees, Affiliates, or subcontractors of Bank; that VS has and hereby retains the right to exercise full control of and supervision over the performance of VS’s obligations hereunder and full control over the employment, direction, compensation and discharge of any and all of the VS’s and its Participating Affiliates’ agents, employees, Affiliates, or subcontractors, including compliance with workers’ compensation, unemployment, disability insurance, social security, withholding and all other federal, state and local laws, rules and regulations governing such matters; that VS shall be responsible for VS’s own acts and those of VS’s Participating Affiliates, agents, employees, Affiliates, and subcontractors; and that except as expressly set forth in this Agreement, VS does not undertake by this Agreement or otherwise to perform any obligation of Bank, whether regulatory or contractual, or to assume any responsibility for Bank’s business or operations.

10.16     No Third Party Beneficiaries.  The provisions of this Agreement are for the benefit of the parties hereto and not for any other person or entity.

10.17     Confidentiality.  (a) Except as specifically provided in this Section 10.17 and Section 2.8, neither party shall disclose any Consumer Personal Information or Confidential Information (defined below) not of a public nature concerning the business or properties of the other party which it learns as a result of negotiating or implementing this Agreement.  “Confidential Information” shall mean information not of a public nature concerning the business or properties of the other party, including, without limitation, the terms and conditions of this Agreement, sales volumes, test results, and results of marketing programs, Plan reports generated by Bank, trade secrets, business and financial information, source codes, business methods, procedures, know-how, computer software and computer systems (including software licensed from third parties) and other information of every kind that relates to the business of either party.  However, subject to Section 2.8, this Section 10.17 shall not restrict a party with respect to use or disclosure of

Confidential Information which such party owns, as allowed by Applicable Law. The parties may also disclose Confidential Information or Consumer Personal Information to the extent disclosure is required by Applicable Law, is necessary for the performance of the disclosing party’s obligations under this Agreement and is in compliance with the provisions of this Agreement, or is agreed to in writing by the other party; provided that:  (i) prior to disclosing any other party’s Confidential Information or Consumer Personal Information to a third party, the party making the disclosure shall give notice to the owner of such information of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party’s reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel of the other party), the filing party concludes that such request is inconsistent with the filing party’s obligations under Applicable Law.  Neither party shall acquire any property or other right, claim or interest, including any patent right or copyright interest, in any of the systems, procedures, processes, equipment, computer programs and/or information of the other by virtue of this Agreement.  Neither party shall use the other party’s name for advertising or promotional purposes without such other party’s written consent.

(b) Except for Consumer Personal Information, the obligations of this Section shall not apply to any Confidential Information:

(i) which is generally known to the trade or to the public at the time of such disclosure; or

(ii) which becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this Section.

(c) The obligations of this Section shall not apply to any Confidential Information or Consumer Personal Information:

(i) which is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization;

(ii) which is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party; or

(iii) Bank is required to report to a Card Network by such Card Network’s applicable rules and regulations.

(d) If any disclosure of Confidential Information is made pursuant to the provisions of this Section, Section 2.8 or as otherwise permitted by this Agreement, to any Affiliate or third party, the disclosing party shall ensure that such disclosure complies with Applicable Law, keeps all such information in confidence and that any Affiliate and third party executes a confidentiality agreement provided by the non-disclosing party which complies with the terms of this Agreement.  Whenever any Confidential information or Consumer Personal Information is disclosed as permitted by this Agreement to a party and any of its Affiliates, vendors and third parties, the receiving party shall ensure that it and its Affiliates, vendors and third parties have in place training and procedures designed to assure that each of its employees who is given access to the other party’s Confidential Information and Consumer Personal Information shall protect the privacy of such information and shall use it in compliance with the receiving party’s Security Guidelines (as defined in 10.17(f)), Applicable Law and the terms of this Agreement.  Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other party and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court.  The provisions of this Section will survive termination or expiration of this Agreement.

(e) If Bank individuals connect directly to VS hosted systems or networks then Bank agrees as follows: (i) Bank individuals will comply with VS’s Information Security Policy, which shall be provided to the Bank so it can ensure the Bank individuals have reviewed the Information Security Policy; (ii) Bank management will notify VS within twenty-four hours when any Bank individual with access terminates employment or no longer requires access to perform obligations under VS Agreements, (iii) each Bank individual with access to VS hosted systems or networks shall have separate log in and passwords so each Bank individual’s system access can be traceable to unique individuals.

With respect to all employees, agents or subcontractors of Bank who at any time have access rights to Consumer Personal Information, Bank agrees as follows: (i) to require management approval of any system access to Consumer Personal Information prior to access being granted; (ii) to require management to advise individuals of the confidential and sensitive nature of such information prior to access; (iii) to validate, at least quarterly, that individuals with access to Consumer Personal Information still require access; (iv) to require that each individual have separate log-in and password information and to log access and processes performed by each individual while accessing VS information and (v) perform background checks on individuals prior to granting access.   Without limiting any other provision contained in this Agreement, each party is fully responsible for any Processing of Customer Information in its respective possession, custody or control, and will employ administrative, physical, and technical safeguards that prevent Processing of Customer Information other than as expressly authorized by this Agreement.

If, upon expiration or termination of this Agreement, VS or its designee does not purchase the Accounts from Bank pursuant to this Agreement, VS shall take appropriate measures to destroy or remove from its systems Bank’s Confidential Information, Bank’s Customer Information, and Consumer Personal Information.  This includes but is not limited to any and all records regarding Cardholders, whether in paper, electronic, or other form, that is maintained or otherwise possessed by or on behalf of VS, including a compilation of such records.  To be clear, the VS destruction and removal obligation does not cover VS Customer Information or Common Information.  If VS or its designee purchases the Accounts at such time, VS’s obligation to remove or destroy information shall apply only to any of Bank’s Confidential Information that is not comprised of Bank’s Customer Information or Consumer Personal Information. VS will obtain a letter from any subcontractors who have retained Bank Cardholder information, Consumer Personal Information or Confidential Information that such information has been securely destroyed.

Except as explicitly authorized by this Agreement, Bank agrees to return or, at VS’s election, destroy (and certify in writing such destruction) all VS Customer Information and VS’s Confidential Information upon the termination or expiration of this Agreement, or earlier if requested to do so in writing by VS.

Other than for the creation of secure and encrypted system back-ups, Cardholder, Customer and Consumer Personal information shall not be copied, stored or transmitted to portable storage devices (e.g. laptop, CD-ROMs, DVD, portable hard drives, smart phones, flash drives, USB storage).

(f) Each party (the “Compromised Party”) agrees to notify the other party (the “Non-Compromised Party”) promptly under the circumstances, however no later than the first of (i) as required by Applicable Law; or (ii) within eight (8) hours after, discovering any: (1) unauthorized compromise to or breach of system security or other circumstance that compromises, or could reasonably be expected to compromise, the confidentiality, integrity or availability of  Consumer Personal Information in the possession, custody or control of the Compromised Party; or (2) loss or unauthorized, accidental or unlawful destruction, alteration, acquisition or disclosure of or access to (a) Consumer Personal Information in the possession, custody or control of the Compromised Party, or (b) the Non-Compromised Party’s Confidential Information (collectively, “Security Incident”).

With respect to VS, this notification shall be directed to the VS Technology Assistance Center via telephone at [****] , with respect to Bank it shall be made to the Program Manager, and any notice will state in reasonable detail as then available the Security Incident’s effect on the Non-Compromised Party, if known, the nature of the Security Incident (including, if known, the categories and approximate number of individuals and Consumer Personal Information or Confidential Information records affected, the likely consequences of the Security Incident), and the corrective actions taken or to be taken by the Compromised Party.  The Compromised Party must take all actions reasonable under the circumstances as necessary to immediately prevent and/or mitigate continued risk exposure to the information.  The parties further agree that in the event of a Security Incident, they will reasonably discuss the Security Incident with each other and will work in good faith and cooperate with each other in investigating and remediating the Security Incident and complying with Applicable Laws.

In the event of a Security Incident involving Consumer Personal Information in the possession, custody or control of the Compromised Party, the Compromised Party shall promptly take all necessary and advisable corrective actions, and shall cooperate fully with the Non-Compromised Party in all reasonable and lawful efforts to investigate, prevent, mitigate or rectify such Security Incident and provide notification to affected individuals and relevant regulators.  For an avoidance of doubt, Bank shall be deemed the Compromised Party with respect to any compromise to the security of any software, hardware, or other technology developed, provided, or delivered by Bank for or on behalf of VS.  The Compromised Party agrees to (i) promptlyinvestigate such Security Incident, including but not limited to conducting a root cause analysis; (ii) provide the Non-Compromised Party with the factual findings of the investigation during the course of the investigation; (iii) respond to any dispute, inquiry or claim that concerns the Security Incident, including with respect to inquiries by law enforcement or regulatory officials, consumer reporting agencies or credit card associations; (iv) promptly remediate the effects of such Security Incident and take actions reasonable under the circumstances necessary to immediately prevent continued risk exposure to Consumer Personal Information; and (e) cooperate with the Non-Compromised Party in the preparation of any consumer notifications. The Compromised Party will use commercially reasonable efforts to preserve applicable evidence relating to the Security Incident until the Non-Compromised Party has completed a forensic investigation or confirmed that it waives its right to conduct such an investigation.

The Compromised Party shall be responsible for providing notification to Cardholders and Applicants pursuant to Applicable Laws.  Notwithstanding the foregoing, the Non-Compromised Party shall have the right to discuss the decision as to whether or not notification is required by Applicable Law and/or advisable under the circumstances, and to consult with the timing and drafting of any such notice. The Compromised Party shall notify relevant government authorities and affected individuals about the Security Incident (1) in accordance with Applicable Laws and (2) taking into consideration the advice and recommendation of the Non-Compromised Party, as well as any potential reputational considerations for such Non-Compromised Party.  Accordingly, the Non-Compromised Party shall have the right to review and consult on the content of any filings, communications, notices, press releases or reports related to any Security Incident prior to any publication or communication thereof.  In the event of a disagreement between the parties as to the handling of any Security Incident, the parties shall escalate to their respective executive management teams within [****] Business Days after the impasse occurs or a shorter time period to the extent required by Applicable Law.  If the executive management teams do not come to agreement within [****] additional Business Days or less to the extent required by Applicable Law, the Compromised Party shall have the final approval rights over such issue.

The Compromised Party shall be responsible for external costs associated with the Compromised Party’s investigation and remediation of the Security Incident, including but not limited to the Compromised Party’s: (i) preparation and mailing or other transmission of notifications or other communications to Customers, Applicants, Cardholders, employees, or others; (ii) establishment of a call center; (iii) establishment of communications procedures in response to such Security Incident (e.g., customer service FAQs, talking points and training); (iv) procurement of public relations and other similar crisis management services; (v) procurement of legal, consulting, and accounting services associated with the investigation of and response to such event; and (vi) procurement of commercially reasonable credit monitoring and identity protection services or similar services that are associated with legally required notifications or are advisable under the circumstances.

(g) Upon reasonable request from the other party, such party’s information security officer shall meet to discuss and review with the requesting party information related to such party’s information security program pertaining to the protection of the requesting party’s Confidential Information and Consumer Personal Information.  Bank agrees to meet annually with VS’s security officer, or more often with reasonable cause for (i) a physical site assessment; (ii) discussion of an overview of Bank’s annual independent security testing (e.g., vulnerability scans, network, and application or operating system security testing); (iii) discussion of  system architecture and Bank’s procedures documentation with Bank information technology and security personnel, including without limitation, the specific procedures for access controls; and (iv) completion of information security-related questionnaires, provided that neither party shall be required to disclose any information which would compromise such party’s security program.  Notwithstanding anything to the contrary contained in the Agreement, Bank shall not unreasonably withhold its consent to such security testing.  Further, Bank agrees that on no less than an annual basis, it shall have technical security testing performed by a qualified and independent third party and share and discuss the results of such testing with VS’s information security team.  Bank will promptly develop and implement at its sole expense a corrective action plan in cooperation with VS, and this plan shall be subject to VS’s approval in its reasonable discretion, if: (1) any such assessment or review shows that Bank has materially failed to perform any of its obligations under this section of the Agreement, and (2) VS notifies Bank in writing of Bank’s breach of this Section 10.17.  These information security audit rights supplement VS’s other audit rights in this Agreement.

Upon VS’s written request, if available, Bank shall provide a copy of its most recent SOC 1, Type 2, audit reports in accordance with the Standards for Attestation Engagements (SSAE) No. 18 (or any successor standard) (collectively, “SSAE-18 Reports”) expressing an opinion on Bank’s controls that had been placed in operation during the twelve (12) months covered by the report.  Additionally, should any of VS’s Information be retained or transmitted through a subcontractor’s systems/networks, Bank shall upon request from VS, request that such subcontractor provide a copy of its SSAE-18 Reports to VS. To the extent any such material weakness is found in the SSAE-18 Reports which could have a material impact on the Plan and/or Bank, Bank will take appropriate action, prompt under the circumstances, to remedy any such weakness at its cost and expense.

(h) (i) With regard to Consumer Personal Information, Bank shall utilize standards substantially similar to, but at least as protective as, PCI DSS with regard to Processing such Consumer Personal Information.

 (ii) In the event of a Co-Brand Pilot and/or the full launch of a Co-Brand credit card program, with regard to such Co-Brand pilot or program only, Bank shall comply with the Payment Card Industry Data Security Standards (“PCI DSS”) and (i) demonstrate to VS that it (and all relevant service providers) is certified as compliant with a currently then valid version of PCI DSS, as established and published by the PCI Security Standards Council; and (ii) provide a certified assessor’s PCI DSS report on compliance or a completed PCI DSS self-assessment questionnaire of aforementioned compliance on an annual basis or upon request; (iii) provide VS a detailed overview of the results of penetration tests and vulnerability scans required pursuant to PCI DSS sufficient to demonstrate compliance with PCI DSS, and (iv) assume responsibility for security of the Cardholder data that Bank possesses. Notwithstanding anything to the contrary in this Agreement, Bank shall be responsible for all fines, fees, assessments and liabilities imposed by a payment card association in connection with the security or handling of Cardholders’ Consumer Personal Information in the possession, custody or control of Bank or for which Bank is otherwise responsible.

(i) Each party shall establish and implement commercially reasonable controls, including without limitation written information security guidelines (“Security Guidelines”), to ensure the confidentiality of Consumer Personal Information and Confidential Information and to ensure that such information is not disclosed contrary to the provisions of this Agreement, or any applicable privacy, security or other laws, rules and regulations.  Without limiting the foregoing, the Security Guidelines shall address: (i) security and confidentiality of Consumer Personal Information and Confidential Information, including without limitation appropriate limitations on access to only individuals with a need for access to perform obligations under this  Agreement, (ii) protection against any threats or hazards to the security and integrity of Consumer Personal Information and Confidential Information, (iii) protection against any unauthorized access to or use of Consumer Personal Information and Confidential Information, (iv) proper disposal of the Consumer Personal Information  and Confidential Information as required under Applicable Law, and (v) incident response.   The parties agree to reasonably discuss with each other upon request each parties’ Security Guidelines, which discussions may include without limitation, the procedures in place to address the following (i) physical, administrative and technological controls, (ii) security training and oversight (iii) written plans to assess and manage system failures and change controls, (iv) regular assessments of security risks and measures to prevent and detect unauthorized access (v) collection, maintenance, transmittal and disposal of the other party’s information; and (vi) notice and incident response procedures. The parties agree to perform background checks on their employees (and to require the same from any permitted vendors) prior to granting access to Consumer Personal Information.  Each party will ensure that all (i) Account numbers stored, transmitted or otherwise processed on its systems are secured by industry-standard encryption or tokenization when such party transmits the Account numbers and (ii) Consumer Personal Information stored, transmitted or otherwise processed on its systems are secured by industry-standard encryption or tokenization as required by applicable Consumer Laws.

10.18     Taxes.  (a)     General.  VS will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or taxes of a similar nature (excluding personal property taxes and taxes based on Bank’s income which shall be borne by Bank), imposed by the United States, any state or local government, or other taxing authority, on all goods and/or services provided to VS by Bank under this Agreement.  Provided, however, that if/when Bank seeks payment from VS with respect to any such taxes, Bank shall deliver a written invoice (or other comparable form of written documentation requesting payment and basis therefor) to VS in a timely manner relative to when (i) Bank received an invoice or other statement for payment from the subject taxing authority, or (ii) Bank determined (or should have determined, based on Bank's normal accounting reviews and preparation of tax documents of which such matter should have been a part) that VS should pay such amount.  The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials and notices of assessments).  Bank shall be solely responsible for remitting to the appropriate taxing authority(ies) the tax amounts paid by VS.   All amounts set forth in this Agreement are expressed and shall be paid in U.S. dollars.

(b)     Recoverable Sales Tax on Written-Off Accounts.  Bank shall notify VS of any amounts written-off as bad debt expense by Bank for federal income tax purposes on Accounts (“Written-Off Accounts”), identified by Account, and shall sign such forms and provide any such other information as reasonably requested by VS to enable VS or BBW, as applicable, to recover any portion of the sales tax reported or paid on sales included in any such Written-Off Account (“Recoverable Sales Taxes”).  See Schedule 10.18(b), Recoverable Sales Tax Information.  Regardless of whether a jurisdiction permits either Bank, VS or BBW, or only VS or BBW, as applicable, to make a claim for Recoverable Sales Taxes, VS or BBW, as applicable, shall claim a deduction or credit on its sales tax returns for the maximum Recoverable Sales Tax amount associated with Bank’s Written-Off Accounts in states in which VS or BBW, as applicable, is currently claiming Recoverable Sales Taxes, provided that what shall be considered the maximum Recoverable Sales Tax amount shall be in VS’s reasonable discretion.  VS shall provide Bank with documentation of the amount of Recoverable Sales Taxes claimed in each jurisdiction where VS or BBW, as applicable, makes such a claim.  For clarity, Bank shall not file a claim for any Recoverable Sales Taxes with any state.  Commencing on February 4, 2018 and continuing thereafter within [****] days after VS or BBW, as applicable, claims a deduction or credit for Recoverable Sales Taxes on its required sales tax filing with a jurisdiction permitting such deduction, [****] In the event VS or BBW, as applicable, is audited or assessed by a state in which Recoverable Sales Taxes have been claimed and the state takes the position that VS or BBW, as applicable, is not entitled to claim the Recoverable Sales Taxes as a legal matter, VS shall notify Bank when VS becomes aware that the state is taking such position. If as a result of the structure of this Section 10.18(b), VS or BBW, as applicable, is assessed by a state in which Recoverable Sales Taxes have been claimed and the state takes the position that VS or BBW, as applicable, is not entitled to claim the Recoverable Sales Taxes solely due to the structure of this Section 10.18(b) [****].  For the avoidance of doubt, the rights and obligations of BBW under this Section 10.18(b) shall be  in effect only during the BBW Post-Separation Period and for up to [****] months thereafter as required for BBW to claim Recoverable Sales Tax on BBW Purchases made during the BBW Post-Separation Period.

10.19     Non-Interference with Employees.  The parties acknowledge that their continuing relationship with their own employees is an essential requirement of their business. Accordingly, and ancillary to the parties’ Agreement and to facilitate the operation of the Plan, the parties agree that during the Term of this Agreement and continuing for [****] months thereafter, unless it has received the other party’s prior written consent, (i) VS shall not hire (as an independent contractor or employee) any of the Bank’s or its Affiliate’s personnel who is or was during the prior [****] period a member of Bank’s Credit Relationship Services Team under this Agreement or a member of the Customer Insights and Solutions Group supporting the Plan, and (ii) neither party will, directly or indirectly, solicit for employment any personnel of the other or its Affiliates with whom such party has had contact or who became known to the other party in connection with this Agreement or the operation of the Plan; provided, however that this clause (ii) will not prevent a party from employing any such person who contacts a party on his or her own initiative without any direct or indirect solicitation by or encouragement of the other party.  For the purposes of this Section, “personnel” means any individual one party employs as an employee and with which the other party comes into direct contact in connection with the provision, consumption or evaluation of the services under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in manner and form sufficient to bind them as of the date first above written.

COMENITY BANK

By: /s/ Baron Schlachter
Name: Baron Schlachter
Title: President
Date: March 28, 2022

VICTORIA’S SECRET STORES, LLC	L BRANDS DIRECT FULFILLMENT, LLC

By: /s/ Alexis Tucay	By: /s/ Alexis Tucay
Name: Alexis Tucay	Name: Alexis Tucay
Title: Vice President, Treasury	Title: Vice President, Treasury
Date: March 28, 2022	Date: March 28, 2022

VSPR STORE OPERATIONS LLC	FAR WEST FACTORING, LLC

By: /s/ Alexis Tucay	By: /s/ Alexis Tucay
Name: Alexis Tucay	Name: Alexis Tucay
Title: Vice President, Treasury	Title: Vice President, Treasury
Date: March 28, 2022	Date: March 28, 2022

LONE MOUNTAIN FACTORING, LLC

By: /s/ Alexis Tucay
Name: Alexis Tucay
Title: Vice President, Treasury
Date: March 28, 2022